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                                                                   EXHIBIT 10.24

                               AGREEMENT BETWEEN
                         AMERICAN HONDA MOTOR CO., INC.
                                      AND
                             THE DEALERSHIP PARTIES

         This Agreement, effective as of October 21, 1997, is entered into between Group 1 Automotive, Inc., a Delaware corporation, with its principal place of business at 950 Echo Lane, Suite 350, Houston, Texas 77024 (the "Ownership Entity") and the stockholders of the Ownership Entity set forth in Schedule F attached hereto (the Dealership Principals") (the Ownership Entity and the Dealership Principals are collectively referred to herein as the "Dealership Parties") and American Honda Motor Co., Inc. ("AHM"), a California corporation, with its principal place of business at 1919 Torrance Boulevard, Torrance, California 90501.

WHEREAS, the Honda and Acura dealerships listed in Schedule A are parties to agreements that provide for the acquisition of such Honda and Acura dealerships by the Ownership Entity immediately prior to the completion of the initial public offering of common stock of the Ownership Entity, and upon completion of such initial public offering, the Ownership Entity will own and operate the Authorized Honda and/or Acura automobile dealerships listed in Schedule B (the "Listed Dealerships"); and

WHEREAS, the Ownership Entity proposes to issue common stock in a public offering of the securities of the Ownership Entity anticipated to be traded on the New York Stock Exchange; and

WHEREAS, AHM has formulated the American Honda Motor Co., Inc. Policy on the Public Ownership of Honda and Acura Dealerships (the "Policy"), a copy of which was forwarded to and subsequently reviewed by the Ownership Entity and the Dealership Parties; and

WHEREAS, in order for the Ownership Entity to make the aforementioned public offering and, at the same time, adhere to the Policy, the Ownership Entity and the Dealership Parties desire to create a corporate structure, described herein and in Schedule C hereto, in which one or more of the individuals or entities listed in Schedule F (the "Dealership Principals") will retain majority ownership and control of the Ownership entity and a public offering of shares in a minority interest of the Ownership Entity will be issued, as more fully specified herein; and

WHEREAS, AHM is willing to permit the Ownership Entity (as an entity of which a minority portion is publicly owned and of which the majority portion is owned by the Dealership Principals) to own the Listed Dealerships, provided that the Dealership Parties adhere to the Policy and the terms and conditions set forth in this Agreement;

WHEREAS, the Dealership Parties are willing to adhere to the Policy and the terms and conditions set forth herein;

WHEREAS, AHM has filed a Protest, Complaint, Petition For Relief, And Application For Statutory Stay Under The Texas Motor Vehicle Commission Code (the "Protest"), before the Texas Motor Vehicle Board (the "Board"), to protest and complain of the proposed transfer of Foyt Motors Inc.

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d/b/a A.J. Foyt Honda, Mike Smith Autoplaza, Inc., d/b/a Mike Smith Honda and
Smith, Liu & Corbin, Inc., d/b/a Acura Southwest to Group 1 Automotive, Inc., all as more fully described in the Protest;

WHEREAS, the pending proceeding before the Board is styled American Honda Motor Co., Inc., Petitioner, v. Foyt Motors Inc., d/b/a/ A.J. Foyt Honda, Mike Smith Autoplaza, Inc. d/b/a Mike Smith Honda, and Smith, Liu & Corbin, Inc. d/b/a Acura Southwest, Respondents, and bears docket number 98-0005LIC (the "Proceeding");

WHEREAS, the Board has set a hearing on the Protest on Tuesday, December 9, 1997 at 9:00 a.m. in the Board's offices in Austin, Texas, and imposed a statutory stay pursuant to the provisions of Section 3.08A of the Texas Motor Vehicle Commission Code;

WHEREAS, the parties to the Proceeding have entered into binding and enforceable agreements to compromise and settle the matters in controversy between them, all as more fully described in the Protest; and

WHEREAS, pursuant to that settlement, AHM, Group 1 Automotive, Inc., Foyt Motors Inc., d/b/a A.J. Foyt Honda, Mike Smith Autoplaza, Inc. d/b/a Mike Smith Honda, Smith, Liu & Corbin, Inc. d/b/a Acura Southwest, and Bob Howard Automotive-H, Inc., d/b/a Bob Howard Honda and d/b/a Bob Howard Acura, among other parties, have agreed to execute that certain Release of Claims, Compromise and Settlement Agreement dated the date hereof, and AHM, Foyt Motors Inc., d/b/a A.J. Foyt Honda, Mike Smith Autoplaza, Inc. d/b/a Mike Smith Honda, and Smith, Liu & Corbin, Inc. d/b/a Acura Southwest have agreed to move for entry of an agreed order of dismissal with prejudice of the Proceeeding;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties agree as follows:


         1.      STRUCTURE OF RELATIONSHIP

                 1.1 Dealerships Are Separate Legal Entities: The Ownership Entity shall establish and maintain a separate legal entity to own each Honda and Acura dealership which it owns or controls, directly or through an Affiliate on or before 90 days after the date of this Agreement, shall obtain a separate motor vehicle license for each dealership, and shall maintain separate financial statements for each such dealership. Consistent with AHM policy, the name "Honda" or "Acura," as applicable, shall appear in the d/b/a/ of each dealership and shall not appear in the corporate name of the dealership or the Ownership Entity. The Honda and/or Acura dealership(s) to be owned by the Ownership Entity (the "Listed Dealerships") are listed in Schedule B, appended hereto. As used herein, "Affiliate" of, or a person or entity "affiliated" with, a specified person or entity, means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, or shares substantial common ownership with, the person or



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entity specified. For the purpose of this definition, the term "control"
(including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of or influence the management and policies of a person or entity, whether through the ownership of securities, by contract or otherwise.

                 1.2 Agreement to Automobile Dealer Sales and Service Agreement. The Ownership Entity and, to the extent applicable, the other Dealership Parties hereby agree to be bound by the terms of Honda Automobile Dealer Sales and Service Agreements and Acura Automobile Dealer Sales and Service Agreements including any addenda thereto (the "Dealer Agreements"), copies of which are appended hereto as Schedule D. The Dealership Parties further agree that each individual Honda and Acura dealership that the Ownership Entity owns, in whole or in part, shall execute and be bound by the applicable Dealer Agreement.

                 1.3 Adherence to the Policy. Each of the Dealership Parties hereby agree to be bound by the terms of the Policy, a copy of which is appended hereto as Schedule E.

                 1.4 Transfer of Ownership of Listed Dealerships Upon Occurrence of the Initial Public Offering. Each of the Dealership Parties understands and agrees that the public offering (the "Offering") of certain shares of the capital stock of the Ownership Entity (all such stock being referred to herein as the "Stock") will constitute a change of ownership of the Listed Dealerships that, pursuant to the Dealer Agreement, requires AHM's prior written approval. Provided that the representations and warranties in this Section are accurate and that each of the Dealership Parties adhere to the terms and conditions of this Agreement, the Policy, and the applicable Dealer Agreements, AHM hereby agrees to the transfer of the Stock pursuant to the Offering as described herein and in Schedule C and the transfer of ownership of the Listed Dealership to the Ownership Entity. Each of the Dealership Parties hereby represents and warrants that AHM has been provided with all documentation pertaining to the public offering of the Stock, including but not limited to all filings with the SEC and other federal and state regulatory agencies (including, but not limited to, quarterly and annual financial statement filings, prospectuses and other materials related to the Ownership Entity), all agreements between or among any of the Dealership Parties and financial institutions and underwriters, all agreements between or among any of the Dealership Parties, and all agreements between or among any of the Dealership Parties, on the one hand, and other shareholders of the Ownership Entity, on the other hand. One copy of this documentation has been filed with AHM and labeled Schedule X. Notwithstanding any statements in any of the documentation provided by the Dealership parties to AHM to the contrary (including but not limited to any statements in prospectuses), the Dealership Parties hereby further represent, warrant and covenant as follows:

                          1.4.1   Schedule A, appended hereto, is an accurate
list of the individuals and entities that own the Listed Dealerships immediately prior to the public offering.

                          1.4.2   Schedule C accurately depicts the corporate
structure of the Ownership Entity after the public offering.





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                          1.4.3   Schedule F, appended hereto, is an accurate
list of all individuals and entities that will own Stock as of the date of the public offering, which Stock is subject to the restrictions set forth in
Section 1.5 hereof (such individuals and entities to be referred to as the "Dealership Principals", such Stock to be referred to as "Restricted Stock"), the number of shares held by each, and the percentage ownership of the Ownership Entity held by each.

                          1.4.4   The corporate structure depicted in Schedule
C assures that at all times a majority of the Stock of the Ownership Entity will be owned by the Dealership Principals in the form of Restricted Stock.

                          1.4.5   The corporate structure depicted in Schedule
C assures that at all times the Dealership Principals through ownership of the Restricted Stock will have more than fifty percent (50%) of the total aggregate voting power of the Ownership Entity.

                 1.5 Restrictions on Transfer of Stock by Dealership Principals. Each of the Dealership Parties hereby agrees that the Dealership Principals shall not, at any time, without the prior written approval of AHM sell, transfer or in any manner encumber any of the Restricted Stock or enter into any agreement providing for the voting of any of the Restricted Stock as directed by any person or entity, or in a specified manner or pursuant to a specified procedure or grant any voting proxy or otherwise enter into any arrangement the purpose or effect of which is to vest in any other person or entity the voting rights of any of the Restricted Stock. AHM will not approve any transfers of Restricted Stock that it reasonably deems detrimental to AHM's interests as provided in Section 1.8 below, and any approved transfer may only be made on the condition that the transferee agrees in writing to be bound by the terms of this Agreement to the same extent as if it had executed this Agreement as one of the Dealership Parties. Each certificate representing Restricted Stock or any securities issued in respect of such Restricted Stock shall be stamped or otherwise imprinted with a legend substantially in the following form:

                 The shares represented by this certificate are subject to restrictions on transfer set forth in an Agreement between American Honda Motor Co., Inc. and the Corporation effective as of October 21, 1997, as amended, a copy of which will be furnished by the Corporation without charge upon written request.

         Without limiting the generality of the foregoing restrictions, the Dealership Parties specifically agree that transfers of shares of Restricted Stock are subject to AHM's prior written approval even if transfer is permitted pursuant to the Ownership Entity's Articles of Incorporation, Bylaws, or by an act of the board of directors or the shareholders or by any other means. In the event that any Restricted Stock is transferred without the prior written approval of AHM, including but not limited to transfer by operation of law (e.g., upon the death of a Dealership Principal to an heir), the Ownership Entity shall inform AHM of such transfer and either (a) request approval of such transfer, (b) reacquire the shares or (c) arrange for the retransfer of the shares to a previously approved Dealership Principal or to an individual or entity that is approved in writing by AHM. In the event





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that the Ownership Entity selects (a) above and AHM refuses to approve the transfer, then the Ownership Entity must make its best efforts effectuate (b) or (c). If AHM refuses to approve the transfer and the Ownership Entity cannot effectuate (b) or (c), then AHM may invoke the purchase procedures set forth in
Section 9.3, as though the Ownership Entity had breached this Agreement.

                 1.6 Restrictions on Transfer of the Ownership Interests in Dealership Principals. To the extent that the Dealership Principals are entities rather than individuals, the parties hereto acknowledge and agree that changes in the ownership of such Dealership Principals could have the effect of transferring actual control of the Ownership Entity without the prior approval of AHM. To prevent such transfer, the parties have agreed to the restrictions on the transfer of ownership of such Dealership Principals set forth in Schedule G hereto.

                 1.7 Identification of Owners of the Ownership Entity. Schedule H, appended hereto, includes accurate documentation and information pertaining to each individual or entity that owns or controls 5% or more of the Stock, whether such Stock is Restricted Stock or otherwise. In the event of any change of ownership that results in an individual or entity not listed on Schedule H obtaining ownership or control of 5% or more of the Stock, the Ownership Entity shall provide AHM with the documentation and information required by Schedule H with respect to such person or entity to the extent it is publicly available. The Ownership Entity will provide AHM with copies of all filings made with the SEC and comparable filings made with state agencies by persons or entities that own more than 5% of the Ownership Entity and/or any of its Affiliates. Without limiting the foregoing, the Ownership Entity will use its best efforts to provide such information regarding such stockholders as AHM may from time to time request.

                 1.8 Right of AHM to Disapprove Acquisitions of Stock. Without limiting the restrictions set forth in Sections 1.5 and 1.6 above, AHM shall have the irrevocable right to disapprove of the acquisition of more than 5% of Stock by any individual or entity if such acquisition is reasonably deemed detrimental to AHM's interests. Without limiting the foregoing, the parties agree that such acquisition or attempted acquisition may reasonably be deemed to be detrimental to AHM's interests if the acquiring individual or entity (a) competes with American Honda or its parent, subsidiaries or Affiliates in manufacturing, marketing, or selling automotive products or services or is owned or controlled by or has a substantial economic interest in an entity that competes with AHM or its parent, subsidiaries or Affiliates in manufacturing, marketing, or selling automotive products or services (not including an interest in a dealership selling products manufactured by a competing automobile manufacturer); (b) has criminal affiliations or a criminal record; (c) has inadequate experience in the automotive sales and service business; (d) has less than an excellent credit rating or credit history; (e) has demonstrated unacceptable customer satisfaction index performance; or (f) has had a prior relationship with AHM which AHM deems to have been unsatisfactory. Notwithstanding the immediately preceding sentence, as long as control of the Ownership Entity remains in the hands of persons or entities approved by AHM, it is not AHM's intention to restrict reputable banks, mutual funds, insurance companies, and/or pension funds (collectively referred to herein as "Institutional Investors") from acquiring up to 10% of the Stock. Therefore, the parties further agree that, unless such Institutional Investor
(i) is owned or controlled by or has a substantial





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economic interest in an entity that competes with AHM or its parent, subsidiaries or Affiliates in manufacturing, marketing, or selling automotive products or services (not including an interest in a dealership selling products manufactured by a competing automobile manufacturer); or (ii) has criminal affiliations or a criminal record; or (iii) has acquired, or has a reasonable likelihood of acquiring, a controlling interest in the Ownership Entity, acquisition of up to 10% of the Stock by such Institutional Investor shall be presumed not to be detrimental to AHM's interests. The parties further agree that acquisition or control of more than 10% of the Stock by any party shall be subject to AHM's right of disapproval pursuant to the standards set forth above with respect to parties that acquire 5% or more of the Stock. Unless AHM objects in writing to such acquisition within 180 days of receiving completed documentation and information from the Ownership Entity pertaining thereto, AHM shall be deemed to have approved such acquisition. In the event AHM disapproves of such acquisition, the Ownership Entity and its then current shareholders shall make their best efforts to prevent such acquisition or, if it has already taken place, to reacquire the shares so transferred. In the event that the Ownership Entity is unable to prevent such acquisition or to reacquire the shares, AHM may invoke the purchase provisions of Section 9.3 hereof.

                 1.9 Designation of the Ownership Entity's Executive Manager. The Ownership Entity shall designate as its Executive Manager the individual listed in Schedule I hereto. The Executive Manager shall have operational control of the Honda and Acura dealerships and shall have final authority to decide any dealership matters not within the authority of the Dealer Manager. The Ownership Entity agrees not to change the Executive Manager without the prior written approval of AHM, which approval shall not be unreasonably withheld.

                 1.10 No Further Public Offerings of Stock Without AHM's Prior Written Approval. The Ownership Entity shall not make any further public offerings of Stock without AHM's prior written approval. The Ownership Entity shall submit any proposals to make other public offerings of Stock to AHM in the manner set forth in the Policy and AHM shall evaluate such proposal in accordance therewith. The Dealership Parties understand and agree that AHM will not approve of any public offering of Stock that will increase at any time the number of shares of freely tradeable, unrestricted shares to fifty percent or more of the total shares of Stock then outstanding.

                 1.11 No Public Ownership of Individual Dealerships. No Honda and/or Acura dealership(s) that the Ownership Entity owns or acquires shall be held or owned by an entity required to file reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934.

                 1.12 Change of Control of the Ownership Entity. The Dealership Parties acknowledge and agree that AHM has the right to ensure that its dealerships remain under the control of persons and/or entities with a full-time commitment to the sale and service of Honda Products or Acura Products (as the case may be). The Dealership Parties recognize the legitimacy of AHM's concern (as more fully set forth in the Policy) that public ownership of dealerships, if unrestricted, could lead to the loss of AHM's control over the selection of the individuals who sell and service AHM's products. Therefore, in the event that a controlling interest in the Ownership Entity (or, as set forth in Schedule G, in a Dealership Principal) or any of their Affiliates that own Honda or Acura





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dealerships is acquired or threatened to be acquired by an individual or entity not specifically approved by AHM, the Dealership Parties agree that AHM may exercise the right to purchase set forth in Section 9.3. As used herein, "controlling interest" means (a) ownership or practical control of shares of the Ownership Entity or its Affiliates sufficient to appoint or control either the management or the board of directors thereof or (b) the practical ability to make the day-to-day and/or policy decisions of a Honda or Acura dealership.

         2. FUTURE ACQUISITIONS BY THE DEALERSHIP PARTIES OF HONDA AND ACURA DEALERSHIPS

                 2.1 Right of Approval by AHM. The Dealership Parties agree that neither any of them nor any of their Affiliates (as defined above) shall acquire any interest in any Honda or Acura dealership not listed on Schedule B without AHM's prior written approval. Approval shall be at AHM's sole discretion and will be evaluated in light of the then current Policy and AHM's then current business interests. Without limiting the foregoing, in no event will AHM approve any such acquisition unless all Honda and Acura dealerships owned or controlled by any of the Dealership Parties and/or their Affiliates are (a) in full compliance with all of the terms of the respective Dealer Agreement(s) and this Agreement; and (b) meet all of the applicable Honda and/or Acura policies and performance expectations.

                 2.2. Ownership of Contiguous Dealerships. The Ownership entity and/or its Affiliates shall not own contiguous Honda dealerships or contiguous Acura dealerships. Notwithstanding anything in the preceding sentence to the contrary, despite the fact that the Honda dealerships currently doing business as Mike Smith Autoplaza in Beaumont, Texas and A. J. Foyt Honda in Kingwood, Texas are geographically contiguous, in light of the distance between them and the markets they serve, in AHM's judgment these two dealerships should not be treated as contiguous dealerships for purposes of the Policy and this Agreement, and therefore AHM has no objection to the Ownership Entity owning and operating both of these dealerships.

                 2.3 Ownership of Multiple Dealerships. The Dealership Parties cumulatively or individually shall not own or control, directly or through an Affiliate, Honda or Acura dealerships in excess of the numbers set forth below.

                          2.3.1   Honda. The Dealership Parties shall not hold
an ownership interest, directly or through an Affiliate, in a multiple number of Honda dealerships as provided below: (a) in a "Metro" market (a "Metro" market is a metropolitan market area represented by two or more Honda dealer points) with two (2) to ten (10) Honda dealership points (inclusive), no Dealership Party or combination of Dealership Parties may own, operate or have an interest in more than one (1) Honda dealership; (b) in a Metro market with eleven (11) to twenty (20) Honda dealership points (inclusive), no Dealership Party or combination of Dealership Parties may own, operate or have an interest in more than two (2) Honda dealerships; (c) in a Metro market with twenty-one
(21) or more Honda dealership points (inclusive), no Dealership Party or combination of Dealership Parties may own, operate or have an interest in more than three (3) Honda dealerships; (d) in more than 4% of the Honda dealerships in any one of the ten Honda Zones; and (e) in more than seven (7) Honda dealerships nationally.





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                          2.3.2   Acura. The Dealership Parties shall not hold
an ownership interest, directly or through an Affiliate, in more than: (a) one
(1) Acura dealership in a Metro market (as used herein, "Metro market" is a Metropolitan market area represented by two or more Acura dealer points); (b) two (2) Acura dealerships in any one of the six Acura Zones; and (c) three (3) Acura dealerships nationally.

                 2.4 Proposed Acquisition in Excess of Limits. If the purchase of any Honda or Acura dealership would result in exceeding the limits set forth in this Section 2, AHM will reject the application for approval of the ownership transfer until such time as the applicable Dealership Party shall divest itself of the appropriate number of dealerships to bring it into compliance with the requirements of this Agreement at which time AHM will reconsider the proposal in light of the Policy. In case of such divestiture, AHM may invoke the right of first refusal/option to purchase provisions of
Section 8.2 hereof.

                 2.5 Agreements and Proposals Pertaining to Non-Listed Dealerships. Agreements, if any, between AHM and any of the Dealership Parties pertaining to Honda and/or Acura dealerships other than the Listed Dealerships (for example, dealerships which AHM has agreed to permit the Ownership Entity to acquire upon fulfillment of certain conditions) and proposals pending on the Effective Date of the Agreement to acquire non-Listed Dealerships are set forth in Schedule J hereto ("Pending Dealership Transactions").

         3.      SEPARATE, FREESTANDING, EXCLUSIVE DEALERSHIPS

                 3.1 Maintenance of Exclusive Dealership Premises. Each Honda or Acura dealership owned by the Ownership Entity or its Affiliates shall be maintained as separate, freestanding, exclusive Dealership Operations that completely and timely comply with facility design and image enhancements to AHM's brand image, functionality and capacity standards and guidelines, which standards and guidelines AHM may reasonably modify from time to time, and shall exclusively offer a full range of Honda Products and services or Acura Products and services and shall not offer competing products or services from its Dealership Premises. The current non-exclusive Acura and Honda Dealership Operations in Edmond, Oklahoma that are being used by the Ownership Entity will by no later than 12 months from the date of this Agreement, be conducting all business in two separate, freestanding exclusive facilities built and maintained in compliance and conformity with Acura's and Honda's designs and specifications (as the case may be), including Acura's and Honda's minimum land and building requirements, as detailed within the Acura Facility Upgrade Program and Honda Image Program or such other standards and guidelines published by AHM.





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                 3.2      Full Line of Products and Services. The Ownership
Entity shall make available to the customers at each of its Honda dealerships all Honda Products and services, including, but not limited to, vehicles, Genuine Parts and Accessories, American Honda finance Corporation retail financing services (whether for purchases or leases), Honda Vehicle Service Contracts, and Honda Certified Used Car Program. The Ownership Entity shall make available to the customers at each of its Acura dealerships all Acura Products and services, including, but not limited to, vehicles, Genuine Parts and Accessories, American Honda Finance Corporation retail financing services (whether for purposes or leases), Acura Vehicle Service Contracts, and Acura Preferred Pre-Owned Program.

                 3.3 Treatment as Independent Dealerships. For allocation and other purposes, transfer of Honda or Acura Automobiles from one dealership to another dealership owned by the same entity will be treated the same as a transfer between separately-owned dealers. In no event may Acura Automobiles be transferred to any non-Acura dealership. In no event may Honda Automobiles be transferred to any non-Honda dealership.

                 3.4 Independent Reporting Requirements. Each Honda and Acura dealership that the Ownership Entity owns or acquires shall have the same reporting requirements as all other Honda and Acura dealerships and fully audited dealership-specific financial information. Each individual dealership must at all times meet the capitalization requirements and other requirements set forth in its individual Dealer Agreement including any addenda thereto. The corporate bylaws of the individual corporation that actually owns the Honda or Acura dealership must restrict it from engaging in any activity other than the ownership and maintenance of a Honda or Acura dealership, as the case may be.

         4.      DEALER MANAGERS

                 4.1 Approval by AHM. Each Honda and Acura dealership owned or controlled by the Ownership Entity shall have a qualified Dealer Manager, approved by AHM (subject to the exception noted in Section 4.2 below). Each Dealer Manager shall work at the Honda or Acura Dealership Premises, shall devote all efforts to the management of the dealership and shall have no other significant business interests or management responsibilities.

                 4.2 Trial Period. Whenever the Ownership Entity nominates a new Dealer Manager candidate for a Honda or Acura dealership, AHM shall have the right to withhold a decision concerning approval or rejection of the candidate for a trial period of up to one year, at its sole discretion provided, however, that the candidate may operate in the capacity of Dealer Manager until AHM has approved or rejected the candidate.

                 4.3 Authority of Dealer Manager. The Ownership Entity shall advise AHM in writing of the limitations, by category and, where applicable, by specific action, on the authority of the Dealer Manager regarding the operation of the dealership. Without limiting the foregoing, the Dealer Manager must have the authority to run the day-to-day operations of the dealership and the capacity to enter into substantial transactions (e.g., the placement of orders for Honda or Acura Automobiles and Genuine Parts and Accessories) on behalf of the dealership.





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         5.      REPRESENTATION ON HONDA AND ACURA DEALER ORGANIZATIONS

                 No more than one representative each from the Honda, and separately, Acura dealerships owned, directly or through an Affiliate, by any of the Dealership Parties, may serve on the Honda National Dealer Advisory Board, the Acura National Dealer Council or any future Honda or Acura national board(s) which may be established, and no more than one representative each may serve on either a Honda or Acura Zone Advisory Board/Council, or Honda Advertising Triad or Acura advertising council (should one be established in the future). Such representative must be involved on a full-time basis in the day-to-day operation of the dealership which it is appointed to represent and must otherwise comply with the bylaws of the applicable organization.

         6.      DEALERSHIP PERSONNEL TRAINING

                 No Dealership Party shall substitute training courses of its own for those provided or sponsored by AHM without the prior written approval of AHM, which approval shall be at AHM's sole discretion. In no event will AHM approve training courses unless the trainers are certified pursuant to Honda's or Acura's certification programs, as applicable.

         7.      PROSPECTUS DISCLAIMER AND INDEMNIFICATION AGREEMENT.

                 The Ownership Entity shall place in its registration statement and its prospectus, as well as in any other document offering Stock to public or private investors, the following disclaimer:

                          No Manufacturer (as defined in this Prospectus) has been involved, directly or indirectly, in the preparation of this Prospectus or in the offering being made hereby. No Manufacturer has made any statements or representations in connection with the offering or has provided any information or materials that were used in connection with the Offering, and no Manufacturer has any responsibility for the accuracy or completeness of this Prospectus.

The Ownership Entity shall indemnify, defend and hold harmless AHM pursuant to the terms of the Indemnification Agreement set forth in Schedule K to this Agreement.

         8.      TRANSFER OF DEALERSHIPS BY THE OWNERSHIP ENTITY.

                 8.1 Sale of Ownership Interest in Dealership. This is a personal services Agreement based upon personal skills, service, qualifications and commitment of the Ownership Entity, its Executive Manager, and its Dealer Managers. For this reason, and because AHM has entered into this Agreement in reliance upon the Ownership Entity's, its Executive Manager's, and its Dealer Managers' qualifications, without limiting any of the other restrictions on transfer of ownership set forth in this Agreement, the Ownership Entity agrees to obtain AHM's prior written approval of any proposed transfer of control or of any ownership interest in a Honda or Acura dealership owned by the Ownership Entity.

         Without limiting the foregoing, in the event of such proposed transfer, AHM shall not be obligated to renew the Dealer Agreement or to execute a new Dealer Agreement with the Ownership Entity or the proposed transferee unless (a) the Ownership Entity first makes arrangements acceptable to AHM to satisfy any outstanding indebtedness to AHM; (b) the proposed transfer conforms to this Agreement and the Policy; and (c) the transferee agrees to the terms and conditions of this Agreement and the Policy.

                 8.2      Right of First Refusal or Option to Purchase.

                          8.2.1   Rights Granted. If a proposal to sell a Honda
or Acura dealership's assets or transfer its ownership is submitted by the Ownership Entity to AHM, AHM has a right of first refusal or option to purchase the dealership assets or stock, including any leasehold interest or realty. AHM's exercise of its right or option under this Section supersedes the Ownership Entity's right to transfer its interest in, or ownership of, the dealership. AHM's right or option may be assigned by it to any third party and AHM hereby guarantees the full payment to the Ownership Entity of the purchase price by such assignee. AHM may disclose the terms of any pending ownership transfer agreement and any other relevant dealership performance information to any potential assignee. AHM's rights under this Section will be binding on and enforceable against any assignee or successor in interest of the Ownership Entity or purchaser of the Ownership Entity's assets.

                          8.2.2   Exercise of AHM's Rights. AHM shall have 180
days from AHM's receipt of all completed documentation and information customarily required by it to evaluate a proposed transfer of ownership in which to exercise its right of first refusal or option to purchase. AHM's exercise of its right of first refusal under this Section shall neither be dependent upon nor require AHM's prior disapproval of the proposed transfer.

                          8.2.3   Right of First Refusal. If the Ownership
Entity has entered into a bona fide written ownership transfer agreement for its dealership business or assets, AHM's right under this Section is a right of first refusal, enabling AHM to assume the buyer's rights and obligations under such ownership transfer agreement, and to cancel this Agreement and all rights granted the Ownership Entity. Upon AHM's request, the Ownership Entity agrees to provide other documents relating to the proposed transfer and any other information which AHM deems appropriate, including, but not limited to, those reflecting other agreements or understandings between the parties to the ownership transfer agreement. Refusal to provide such documentation or to state that no such documents exist shall create the presumption that the ownership transfer agreement is not a bona fide agreement.

                          8.2.4   Option to Purchase. If the Ownership Entity
submits a proposal which AHM determines is not bona fide or in good faith, AHM has the option to purchase the principal assets of the Ownership Entity utilizing the dealership business, including real estate and leasehold interest, and to cancel this Agreement and the rights granted the Ownership Entity. The purchase price of the dealership assets will be determined by good faith negotiations between the parties. If an agreement cannot be reached, the purchase price will be exclusively determined as set forth in Section 9.3 of this Agreement.

                          8.2.5   The Ownership Entity's Obligations. Upon
AHM's exercise of its right or option and tender of performance under the ownership transfer agreement or upon whatever terms may be expressed in the ownership transfer agreement, the Ownership Entity shall forthwith transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form for recording, and the Ownership Entity shall deliver complete possession of the property and deed at the time of closing. The Ownership Entity shall also furnish to AHM all copies of any easements, licenses or other documents affecting the property or Dealership Operations and shall assign any permits or licenses that are necessary or desirable for the use of or appurtenant to the property or the conduct of such Dealership Operations. The Ownership Entity also agrees to execute and deliver to AHM instruments satisfactory to AHM conveying title to all personal property, including leasehold interests, involved in the transfer or sale to AHM. If any personal or real property is subject to any lien or charge of any kind (including, without limitation, liabilities pursuant to any environmental law or regulation), the Ownership Entity agrees to procure the discharge and satisfaction thereof prior to the closing of sale of such property to AHM or, if that is not possible, indemnify AHM for any liabilities incurred as a result thereof.

                 8.3 Transfer Provisions Fair and Reasonable. In entering into this Agreement, each of the Dealership Parties understands that AHM would not consent to the transfer of Honda or Acura dealerships to an entity that is owned in party by a publicly-held entity without the restrictions on subsequent transfer set forth in this Agreement. The Dealership Parties have entered into this Agreement to induce AHM to consent to such transfer to an entity that is owned in part by a publicly-held entity and hereby acknowledge and agree that the restrictions on subsequent transfer set forth herein are"fair" and "reasonable" as those terms are used under state and federal laws governing the relationship between automobile manufacturers and automobile dealers.

         9.      REMEDIES OF AHM.

                 9.1 Cumulative Remedies. All of AHM's remedies set forth herein are cumulative. No explicit listing of any remedy shall foreclose AHM from seeking any remedy at law or in equity, including injunctive relief, that would otherwise be available to it.

                 9.2 Injunctive Relief. The Ownership Entity agrees that any breach by any of the Dealership Parties or their Affiliates of the covenants set forth in this Agreement that pertain to the ownership, control, transfer, and/or operation of Honda or Acura dealerships would result in irreparable harm to AHM and therefore agrees that AHM shall be entitled to emergency, preliminary and permanent injunctive relief to prevent such breaches.

                 9.3 Right to Purchase. The Dealership Parties understand and acknowledge that AHM has the right to maintain a personal relationship with its dealers and a healthy and competitive dealer network and that the Policy and this Agreement are designed to ensure the protection of that right and the integrity of the dealer network while at the same time enabling the Ownership Entity to raise capital through the public offering of stock. Therefore, in the event that any of the Dealership parties materially breach the Policy or this Agreement or any Dealer Agreement in addition to any other remedies that AHM might have, upon notice from AHM, the Dealership Parties agree that they will sell to AHM all assets of the Honda and Acura dealerships that they own or control at their then current fair market value and on the terms set forth in
Section 8.2.5 and that the applicable Dealer Agreements will terminate upon such sale. Any dispute as to the fair market value of such dealerships will be resolved by arbitration as described in Section 10 hereof. In such arbitration, the Arbitrator shall be empowered only to determine (1) whether a material breach took place; and, (2) if so, the fair market value of the dealerships at issue. The arbitrator in such proceeding shall not have the power to award any other damages or other relief. If the arbitrator finds a material breach, the Ownership Entity shall transfer the dealerships to AHM or AHM's designee at the fair market value determined by the arbitrator without the necessity of further legal action by AHM. The arbitrator's decision shall be unappealable and unreviewable. If, in violation of the terms hereof, any of the Dealership Parties require AHM to obtain a court judgment to enforce the arbitrator's decision, the arbitrator's decision shall be enforceable in any court of competent jurisdiction and the Ownership Entity agrees to pay the costs and attorneys' fees expended in connection therewith. The foregoing arbitration shall not, without the consent of both parties, be consolidated with any other arbitration initiated by a party pursuant to Section 10 hereof.

                 9.4 Indemnification for Claims by Disappointed Buyer. The Ownership Entity hereby agrees to indemnify and hold harmless AHM and its affiliates from and against any and all losses, liabilities, judgments, amounts paid in settlement, claims, damages and expenses whatsoever (collectively a "Claim"), including, but not limited to, any and all expenses whatsoever (including reasonable attorneys' fees) incurred in investigating, preparing or defending against any litigation, commenced or threatened, to which AHM may become subject as a result of AHM's exercise of the rights set forth in Sections 8.2 and 9.3 of this Agreement. Without limiting the generality of the immediately preceding sentence, this indemnification covers any Claim brought against AHM by an individual or entity that alleges that the individual or entity would have purchased an interest in a Honda or Acura dealership but for AHM's interference with such proposed purchase.

         10.     DISPUTE RESOLUTION

         Except as modified in Section 9.3 above, any controversy or claim arising out of or relating to the Agreement, or the breach hereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

                 10.1 Attempt to Resolve Dispute. The parties shall use all reasonable efforts to amicably resolve the dispute through direct discussions. The senior management of each party commits itself to respond promptly to any such dispute. Any party may send written notice to the other parties identifying the matter in dispute and invoking the procedures of this article. Within ten (10) days after such written notice is received, unless a delay is agreed to by both parties to the dispute or the parties agree to confer by telephone, one or more senior management of each party shall meet in Los Angeles, California to attempt to amicably resolve the dispute by written agreement. If said dispute cannot be settled through direct discussions, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation in Los Angeles and administered by the American Arbitration Association ("AAA"), pursuant to the Commercial Mediation Rules of the AAA at the time of submission prior to resorting to binding arbitration.

                 10.2 Application to Binding Arbitration. If after forty-five (45) days from the first written notice of dispute, the parties fail to resolve the dispute by written agreement or mediation, either party may submit the dispute to final and binding arbitration administered by the AAA, pursuant to the Commercial Arbitration Rules of the AAA at the time of submission. The arbitration shall be held in Los Angeles before a single neutral, independent, and impartial arbitrator (the "Arbitrator").

                 10.3 Binding Arbitration Procedure. Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator as soon as practicable, but in any event with thirty
(30) days after the submission to AAA for binding arbitration. The arbitration hearings shall commence within forty-five (45) days after the selection of the Arbitrator. Unless the Arbitrator otherwise directs, each party shall be limited to three (3) prehearing depositions lasting no longer than six (6) hours each. The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date. Unless the Arbitrator otherwise directs, each party shall have no longer than three (3) days to present its position, the entire proceedings before the Arbitrator shall be on no more than eight (8) hearing days within a three (3) week period. The Arbitrator's award shall be made no more than thirty (30) days following the close of the proceeding. The Arbitrator's award may not include consequential, exemplary, or punitive damages. The Arbitrator's award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction. The prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses, including arbitration administration fees, incurred in connection with such proceeding. Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

                 10.4 Exceptions. Notwithstanding the foregoing, either party may, without recourse to arbitration, assert against the other party a third-party claim, cross-claim or like claim in any action brought by a third party to which this Agreement or the obligations of the parties hereunder may pertain. Nothing herein shall prevent a party from seeking injunctive relief, where appropriate, from a court of competent jurisdiction pending the outcome of any arbitration concerning the subject of such arbitration or when authorized by an arbitrator's award or when emergency relief is required.

         11.     ENTIRE AGREEMENT OF THE PARTIES

                 There are no prior agreements or understandings, either oral or written, between the parties affecting this Agreement, except as otherwise specified or referred to in this Agreement (including the Schedules hereto). No change or addition to, or deletion of any portion of this Agreement shall be valid or binding upon the parties hereto unless approved in writing signed by an officer of each of the parties hereto. The parties acknowledge that each of them have been represented by counsel and are substantial entities with considerable resources. This Agreement has been fully negotiated. No provision of this Agreement shall be construed against a party on the ground that the party or its attorneys drafted it.

         12.     SEVERABILITY

                 If any provision of this Agreement should be held invalid or unenforceable for any reason whatsoever, or conflicts with any applicable law, this Agreement will be considered divisible as to such provision(s), and such provision(s) will be deemed amended to comply with such law, or if it (they) cannot be so amended without materially affecting the tenor of the Agreement, then it (they) will be deemed deleted from this Agreement in such jurisdiction, and in either case, the remainder of the Agreement will be valid and binding. Notwithstanding the foregoing, if, as a result of any provision of this Agreement being held invalid or unenforceable, AHM's ability to control the selection of the Dealership Principals, Executive Manager, or Dealer Managers or to otherwise maintain its ability to exercise reasonable discretion over the selection of the actual individual who is managing a Honda or Acura dealership is materially restricted beyond the terms of this Agreement or the Dealer Agreement, AHM shall be permitted to invoke the purchase provisions of Section
9.3 hereof.

         13.     NO IMPLIED WAIVERS

                 The failure of either party at any time to require performance by the other party of any provision herein shall in no way affect the right of such party to require such performance at any time thereafter, nor shall any waiver by any party of a breach of any provision herein constitute a waiver of any succeeding breach of the same or any other provision, nor constitute a waiver of the provision itself.

         14.     AHM POLICIES

                 AHM has adopted certain policies which are attached hereto as Schedule L. The Ownership Entity hereby agrees to abide by these policies as attached hereto and as reasonable amended by AHM from time to time, and other policies promulgated in the future by AHM. In addition, AHM has expressed a commitment to diversity in management and among employees. The Ownership Entity hereby agrees to adhere to that commitment by seeking to achieve diversity among the management personnel and employees it hires and/or appoints in connection with the Honda and

Acura dealerships it owns or controls. Without limiting the generality of the foregoing, the Ownership Entity hereby agrees that its dealerships will meet or exceed (with respect to both the applicable zone and the United States as a whole) average Honda and/or Acura dealership performance (as such performance is measured by AHM, now or in the future) with respect to customer satisfaction, sales, and market share.

         15.     APPLICABLE LAW

                 This Agreement shall be governed by and construed according to the laws of the State of California without applying its conflicts of law principles.

         16.     BENEFIT

                 This Agreement is entered into by and between AHM and the Dealership Parties for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.

         17.     NOTICE TO THE PARTIES

                 Any notices permitted or required under the terms of this Agreement shall be directed to the following respective addresses of the parties, or if either of the parties shall have specified another address by notice in writing to the other party, then to the address last specified:

If to AHM:

                 AMERICAN HONDA MOTOR CO., INC.
                 Honda Division
                 1919 Torrance Boulevard
                 Torrance, California 90501
                 Attention: Dealer Placement Department

                 AMERICAN HONDA MOTOR CO., INC.
                 Acura Division
                 1919 Torrance Boulevard
                 Torrance, California 90501
                 Attention: Dealer Development Department

with a copy to:

                 Associate General Counsel
                 HONDA NORTH AMERICA, INC.
                 Law Department
                 700 Van Ness Avenue
                 Torrance, California 90509-2206

If to any of the Dealership Parties:

                 c/o GROUP 1 AUTOMOTIVE, INC.
                 950 Echo Lane, Suite 350
                 Houston, Texas 77024
                 Attention: Chief Executive Officer

with a copy to :

                 VINSON & ELKINS L.L.P.
                 1001 Fannin, Suite 2300
                 Houston, Texas 77002-6760
                 Attention: John S. Watson

         18.     TERM

                 This Agreement shall remain in effect so long as the Ownership Entity owns any Honda or Acura dealership. Sections 9.4, 10, 11, 12, 13, 15, 16 and Schedule K shall survive any termination or expiration of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

DEALERSHIP PARTIES:               GROUP 1 AUTOMOTIVE, INC.


                                       By:
                                           -------------------------------------
                                           B. B. Hollingsworth, Jr.
                                           President


                                  ----------------------------------------------
                                  John H. Duncan



                                  ----------------------------------------------
                                  B. B. Hollingsworth, Jr.



                                  ----------------------------------------------
                                  W. C. Smith



                                  ----------------------------------------------
                                  Charles M. Smith



                                  ----------------------------------------------
                                  Daniel C. Y. Liu



                                  ----------------------------------------------
                                  Kuo Kang Liu



                                  ----------------------------------------------
                                  Ronald Kutz



                                  ----------------------------------------------
                                  Randall Ross

                                  ----------------------------------------------
                                  Michael G. Smith


                                  ----------------------------------------------
                                  Ralph S. O'Connor


                                  ----------------------------------------------
                                  Robert E. Howard II


                                  SMC INVESTMENT, INC.


                                      By:
                                         ---------------------------------------
                                          Sterling B. McCall, Jr.
                                          President


                                  SBM-T FAMILY LIMITED PARTNERSHIP


                                      By: SBM-T LIMITED-LIABILITY
                                          COMPANY, General Partner


                                      By:
                                          --------------------------------------
                                          Raymond O. McCall
                                          Operating Manager


                                  -----------------------------------------
                                  Sterling B. McCall, Jr.


                                  -----------------------------------------
                                  Kevin H. Whalen

                                  GULF COAST FAMILY LIMITED PARTNERSHIP


                                       By:   GULF COAST FINANCIAL LIMITED-
                                             LIABILITY COMPANY, General Partner


                                       By:
                                           -------------------------------------
                                           Raymond O. McCall
                                           Operating Manager


                                  ----------------------------------------------
                                  Thomas Park


                                  ----------------------------------------------
                                  Steve Albright


                                  ----------------------------------------------
                                  Randall K. Calvert


                                  ----------------------------------------------
                                  William D. Lawrence


                                  ----------------------------------------------
                                  Robert G. Masterson


                                  ----------------------------------------------
                                  Jeffrey I. Maynard


                                  ----------------------------------------------
                                  Marianne O. McCall


                                  ----------------------------------------------
                                  David L. Moritz


                                  ----------------------------------------------
                                  Brett Mosely


                                  ----------------------------------------------
                                  Jeff Powell

                                  ----------------------------------------------
                                  Brian Smith


                                  ----------------------------------------------
                                  Scott Smith


                                  ----------------------------------------------
                                  Janet M. Sopronyi


                                  ----------------------------------------------
                                  Harold J. Steinke


                                  ----------------------------------------------
                                  Robert L. Struzynski


                                  ----------------------------------------------
                                  Kenneth R. Wilkins


                                  ----------------------------------------------
                                  Gary Williams



                                  LESLIE KAY HOLLINGSWORTH TRUST


                                       By:
                                           ------------------------------------
                                           Ronald Hatfield
                                           Trustee


                                  LEIGH ANN HOLLINGSWORTH TRUST


                                       By:
                                           -------------------------------------
                                           Ronald Hatfield
                                           Trustee

AHM:                              AMERICAN HONDA MOTOR CO., INC.
                                  Acura Division


                                       By:
                                           -------------------------------------
                                           Richard B. Thomas
                                           Executive Vice President
                                           Acura Division


                                  AMERICAN HONDA MOTOR CO., INC.
                                  Honda Division


                                       By:
                                           -------------------------------------
                                           Richard Colliver
                                           Executive Vice President
                                           Automobile Sales Division

                                 SCHEDULE LIST


A.   List of Current Owners and Ownership Information

B.   Listed Dealerships

C.   Description of Corporate Structure

D.   AHM Automobile Dealer Sales and Service Agreements

E.   AHM Policy on the Public Ownership of Honda and Acura Dealerships

F.   Dealership Principal Information

G.   Additional Restrictions on Transfer of Interests in Dealership Principals

H.   List of 5% Owners

I.   Executive Manager Information

J.   Pending Dealership Transactions

K.   Indemnification Agreement

L.   AHM Policies

X.   Transactional Documentation

                                   SCHEDULE A


Bob Howard Automotive-H, Inc. (d/b/a Bob Howard Honda and Bob Howard Acura)

         Robert E. Howard II
         Harold J. Steinke
         Brett Mosley


Foyt Motors, Inc. (d/b/a A. J. Foyt Honda)

         A. J. Foyt, Jr.
         B. B. Hollingsworth, Jr.
         John H. Duncan
         Robert L. Struzynski


Mike Smith Autoplaza, Inc. (d/b/a Mike Smith Honda)

         W. C. Smith
         Charles M. Smith
         Michael G. Smith


Smith, Liu & Corbin, Inc. (d/b/a Acura Southwest)

         W. C. Smith
         Charles M. Smith
         Michael G. Smith
         Lenora Smith
         Ralph S. O'Connor
         Daniel C. Y. Liu

                                   SCHEDULE B


Bob Howard Automotive-H, Inc. (d/b/a Bob Howard Honda and Bob Howard Acura)

Foyt Motors, Inc. (d/b/a A. J. Foyt Honda)

Mike Smith Autoplaza, Inc. (d/b/a Mike Smith Honda)

Smith, Liu & Corbin, Inc. (d/b/a Acura Southwest)

                                   SCHEDULE C

DESCRIPTION OF CORPORATE STRUCTURE


         The Ownership Entity shall be Group 1 Automotive, Inc. ("Group 1"). Group 1 is currently and shall be at all times constituted as a Delaware corporation. Its principal place of business is 950 Echo Lane, Suite 350, Houston, Texas 77024.

         The corporate structure as it relates to the Honda and Acura dealerships that it will acquire will be as follows: Group 1 will at all times own 100% of each of the Listed Dealerships.

         After the initial public offering Group 1 will have 13,957,220 shares of Stock outstanding (14,677,220 shares of stock outstanding if the Underwriters' overallotment option is exercised in full) including 34.4% (37.6% if the Underwriters' overallotment option is exercised in full) that will be sold during the initial public offering.

         In order to insure that the majority of the Stock -- that is, equity interest -- of Group 1 is maintained by persons approved by AHM, the Dealership Principals listed on Schedule F agree that, notwithstanding any statements in Group 1's Form S-1 or the provisions of Rule 144 or any other rule or statute to the contrary, they will not transfer, individually or jointly, any Restricted Stock in Group 1 without complying with the terms and conditions of this Agreement, including but not limited to the requirement that they obtain AHM's written approval prior to such transfer and that they have their Restricted Stock marked with a legend set forth in Section 1.5 of the Agreement.

                                   SCHEDULE D



                                     HONDA





                               AUTOMOBILE DEALER

                               SALES AND SERVICE

                                   AGREEMENT

                                       A

         This is an agreement between the Honda Automobile Division, American Honda Motor Co., Inc. (American Honda) and ______________________________
(Dealer), a(n) ____________________ doing business as
______________________________. By this agreement, which is made and entered into at __________, California, effective the _____ day of __________, 19___,
American Honda gives to Dealer the nonexclusive right to sell and service Honda Products at the Dealership Location. It is the purpose of this Agreement, including the Honda Automobile Dealer Sales and Service Agreement Standard Provisions (Standard Provisions), which are incorporated herein by reference, to set forth the rights and obligations which Dealer will have as a retail seller of Honda Products. Achievement of the purposes of this Agreement is premised upon the mutual understanding and cooperation between American Honda and Dealer. American Honda and Dealer have each entered into this Agreement in reliance on the integrity and ability and expressed intention of each to deal fairly with the consuming public and with each other.

         For consistency and clarity, terms which are used frequently in this Agreement have been defined in Article 12 of the Standard Provisions.

                                       B

         American Honda grants to Dealer the nonexclusive right to buy Honda Products and to identify itself as a Honda dealer at the Dealership Location. Dealer assumes the obligations specified in this Agreement and agrees to sell and service effectively Honda Products within Dealer's Primary Market Area and to maintain premises satisfactory to American Honda.

                                       C

         Dealer covenants and agrees that this Agreement is personal to Dealer, to the Dealer Owner, and to the Dealer Manager, and American Honda has entered into this Agreement based upon their particular qualifications and attributes and their continued ownership or participation in Dealership Operations. The parties therefore recognize that the ability of Dealer to perform this Agreement satisfactorily and the Agreement itself are both conditioned upon the continued active involvement in or ownership of Dealer by either:

         (1.) the following person(s) in the percentage(s) shown:

                                                                                  PERCENT OF
NAME:                          ADDRESS                   TITLE                    OWNERSHIP


         (2.)    ______________________________, an individual personally
                 owning an interest in Dealer of at least 25% and who has presented to American Honda a firm and binding contract giving to him the right and obligation of acquiring an ownership interest in Dealer in excess of 50% within five years of the commencement of Dealership Operations and being designated in that contract as Dealer operator.

                                       D

         Dealer represents, and American Honda enters into this Agreement in reliance upon the representation, that ____________________ exercises the functions of Dealer Manager and is in complete charge of Dealership Operations with authority to make all decisions on behalf of Dealer with respect to Dealership Operations. Dealer agrees that there will be no change in Dealer Manager without the prior written approval of American Honda.

                                       E

         American Honda has approved the following premise as the location(s) for the display of Honda Trademarks and for Dealership Operations.

HONDA NEW VEHICLE                                     PARTS AND SERVICE FACILITY
SALES SHOWROOM






SALES AND GENERAL OFFICES                                   USED VEHICLE DISPLAY
                                                            AND SALES FACILITIES

                                       F

         There shall be no voluntary or involuntary change, direct or indirect, in the legal or beneficial ownership or executive power or responsibility of Dealer for the Dealership Operations, specified in Paragraphs C and D hereof, without the prior written approval of American Honda.

                                       G

         Dealer agrees to maintain, solely with respect to the Dealership Operations, minimum net working capital of $__________, minimum owner's equity of $_______________*, and flooring and a line or lines of credit in the aggregate amount of $__________ with banks or financial institutions approved by American Honda for use in connection with Dealer's purchases of and carrying of inventory of Honda Products, all of which American Honda and Dealer agree are required to enable Dealer to perform its obligations pursuant to this Agreement. If Dealer also carries on another business or sells other products, Dealer's total net working capital, owner's equity and lines of credit shall be increased by an appropriate amount.

* Long Term Debt, less Real Estate Mortgages, shall not exceed a ratio of 1:1 when compared to Effective Net Worth which is defined as Total Net Worth less Total Other Assets.

                                       H

         This Agreement is made for the period beginning ___________ and ending __________, unless sooner terminated. Continued dealings between American Honda and Dealer after the expiration of this Agreement shall not constitute a renewal of this Agreement for a term, but rather shall be on a day-to-day basis, unless a new agreement or a renewal of this Agreement is fully executed by both parties.

                                       I

         This Agreement may not be varied, modified or amended except by an instrument in writing, signed by duly authorized officers of the parties, referring specifically to this Agreement and the provision being modified, varied or amended.

                                       J

         Neither this Agreement, nor any part thereof or interest therein, may be transferred or assigned by Dealer, directly or indirectly, voluntarily or by operation of law, without the prior written consent of American Honda.


                                          By
---------------------------------------      -----------------------------------
   (Corporate or Firm Name)                        (Dealer)


AMERICAN HONDA MOTOR CO., INC.                                  (Corporate Seal)
HONDA AUTOMOBILE DIVISION


-----------------------------------
By

                                     HONDA





                               AUTOMOBILE DEALER

                               SALES AND SERVICE

                                   AGREEMENT


                              STANDARD PROVISIONS

              HONDA AUTOMOBILE DEALER SALES AND SERVICE AGREEMENT
                              STANDARD PROVISIONS


                               TABLE OF CONTENTS

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1.       THE OBLIGATIONS OF AMERICAN HONDA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

2.       SALE OF HONDA PRODUCTS TO DEALER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

3.       THE OBLIGATION OF DEALER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.       WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

5.       ADVERTISING AND PROMOTIONAL PROGRAMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

6.       TRADEMARKS AND SERVICE MARKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

7.       GENERAL BUSINESS REQUIREMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

8.       APPOINTMENT OF SUCCESSOR AND REPLACEMENT DEALERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

9.       TERMINATION OF AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.      RIGHTS, OBLIGATIONS AND DEALINGS UPON TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

11.      GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

12.      DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
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              HONDA AUTOMOBILE DEALER SALES AND SERVICE AGREEMENT
                              STANDARD PROVISIONS


The following Standard Provisions are, by reference, incorporated in and made a part of the Honda Automobile Dealer's Sales and Service Agreement. These Standard Provisions accompany the Honda Dealer's Sales and Service Agreement which has been executed on behalf of both American Honda and Dealer.


1.       THE OBLIGATIONS OF AMERICAN HONDA

         1.1. It is the obligation of American Honda to supply to Dealer, and to all authorized dealers, Honda Products in a fair and reasonable manner in order that Dealer may conduct Dealership Operations in a businesslike manner. In fulfilling this obligation, Honda Products may be supplied either on the basis of dealer order or on the basis of allocation, depending on market conditions and availability. There are numerous factors which affect the availability of Honda Products. Among those factors are component availability and production capacity, consumer demand, strikes and other labor troubles, weather and transportation conditions, and government regulations. Because such factors affect individual dealer supply, American Honda necessarily reserves discretion in accepting orders and allocating and distributing Honda Products, and its judgment and decision in such matters will be final.

         1.2. To assist Dealer in the fulfillment of its obligations under this Agreement, which it has as a retail seller of Honda Products, American Honda agrees to provide Dealer sales, service and parts support.

                 1.2.A. To assist Dealer in fulfilling its sales responsibility, American Honda agrees to offer general and specialized product information and to provide field sales personnel to advise and counsel Dealer's sales organization on sales-related subjects such as merchandising, training and sales management.

                 1.2.B. To assist Dealer in fulfilling its service and parts responsibilities, American Honda agrees to offer, or cause to be offered, general and specialized service and parts training courses. Based on the service training needs of Dealer's service personnel, to be determined by American Honda with the assistance of Dealer, Dealer agrees to have members of Dealer's service organization attend such courses. Further, American Honda agrees to make available to Dealer field service personnel capable of advising and counseling Dealer's service personnel on service-related subjects, including product quality, technical adjustments, repairs and replacement of product components, recall, product improvement or product update campaigns which American Honda may conduct, owner complaints, warranty administration, service and parts merchandising, and training and service management.





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         1.3.    To assist Dealer in planning, establishing and maintaining the
                 Dealership Premises, American Honda will, at its sole option, make available to Dealer, upon request, sample copies of building layout plans or facility planning recommendations, including sales, service and parts space and the placement, installation and maintenance of recommended signs. In addition, representatives of American Honda will be available to Dealer from time to time to counsel and advise Dealer and its personnel in connection with Dealer's planning and equipping the Dealership Premises.

         1.4. American Honda agrees to make available to Dealer, at reasonable cost, such sales, service and parts manuals, brochures, special service tools and equipment and other data for Honda Products as American Honda deems necessary for Dealership Operations.

         1.5. American Honda agrees to maintain a nationwide system of authorized dealers of Honda Products. In order that those authorized dealers may be assured of the benefits of comprehensive advertising of Honda Products, American Honda agrees to establish and maintain general advertising programs in such manner and amount as it may deem appropriate and will make sales promotion and campaign materials available to Dealer.

         1.6. American Honda agrees to compensate Dealer for the labor and parts used by Dealer in performing its obligations under any American Honda warranty and in connection with any recall, product improvement or product update campaign which American Honda may undertake and require Dealer to perform. Such compensation will be in such reasonable amounts, and pursuant to such requirements and instructions, as American Honda shall establish from time to time, and such compensation shall constitute full and complete payment by American Honda to Dealer for such work.

         1.7. American Honda agrees to assume the defense of Dealer and to indemnify Dealer against any money judgment, less any offset recovered by Dealer, in any lawsuit naming Dealer as a defendant, where such lawsuit relates to: (a) an alleged breach of any Honda warranty relating to Honda Products; (b) bodily injury or property damage claimed to have been caused by a defect in the design, manufacture or assembly of a Honda Product prior to delivery thereof to Dealer (other than a defect which could have been detected by Dealer in a reasonable inspection); or (c) a misrepresentation or misleading statement of American Honda; provided, however, that if any information discloses the possibility of Dealer error or omission in servicing or otherwise (including but not limited to Dealer not having performed all recalls of which Dealer has notice on the Honda Product involved in the lawsuit if the defect subject to the recall is alleged or contended to be a contributing cause of the breach of warranty, injury or damage which is the subject matter of the lawsuit), or should it appear that the Honda Product involved in such lawsuit had been altered by or for Dealer, or if Dealer has violated any of the provisions of this Paragraph 1.7, then Dealer will immediately obtain its own counsel and defend itself, and American Honda will not be obligated to defend or indemnify Dealer further. Dealer will





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                 promptly notify American Honda of any claim which Dealer will assert American Honda might be obligated to defend under this Paragraph 1.7. American Honda will have not less than thirty
                 (30) days to conduct a reasonable investigation to initially determine whether or not American Honda is obligated to defend under this Paragraph 1.7. Dealer will take the steps necessary to protect its own interests involved in the lawsuit until American Honda assumes the active defense of Dealer. American Honda will, upon assuming the defense of Dealer, reimburse Dealer for all attorneys' fees or court costs incurred by Dealer from the date of the tender. American Honda, upon assuming Dealer's defense, will have the right to retain and direct counsel of its own choosing, and Dealer will cooperate in all matters during the course of defending the lawsuit. If, upon final judgment in a lawsuit, it is determined that American Honda wrongfully failed or refused to defend Dealer, American Honda will reimburse Dealer for all costs and attorneys' fees incurred by Dealer from the date of the tender of defense.

2.       SALE OF HONDA PRODUCTS TO DEALER.

         2.1. To the extent that Honda Products are the subject of dealer order, such orders will be submitted and processed in accordance with procedures established by American Honda. No order will be binding on American Honda, as evidenced by either the issuance of an invoice or shipment of the ordered Honda Products, and any such order may be accepted in whole or in part. All orders by Dealer will be deemed firm orders and binding upon the Dealer, except that at any time prior to acceptance, an order may be canceled by Dealer by giving actual notice to American Honda in writing of the desire by Dealer to cancel such order.

         2.2. While it is the intent of American Honda to provide Honda Automobiles to Dealer in such quantities and types as are ordered by Dealer, American Honda and Dealer recognize that Honda Automobiles may not always be available in desired quantities. It is therefore understood and agreed that American Honda, at its sole election, will have the right to allocate Honda Automobiles among authorized dealers of Honda Products in a fair and reasonable manner. American Honda will provide to Dealer an explanation, in writing, of any allocation system it may adopt.

         2.3. American Honda will have the right at any time and from time to time to establish and revise prices and other terms, including payment by Dealer, for its sales of Honda Products to Dealer. Revised prices, terms or provisions will apply to the sale of any Honda Products as of the effective date of the revised prices, terms or provisions, even though a difference price or different terms may have been in effect at the time such Honda Products were allocated to or ordered by Dealer.

         2.4. American Honda will have the right to select the distribution points and the mode of transportation and may pay carriers for all charges in effecting delivery of Honda Products to Dealer. Dealer agrees to pay to American Honda such charges for delivery as American Honda may assess. Subject to the terms of sale which may be established from time to time by American Honda, risk of loss to Honda Products





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                 will pass to Dealer upon tender of the Honda Products to
                 Dealer or its authorized agent, and title will pass to Dealer upon receipt by American Honda of payment.

         2.5. If Dealer should fail or refuse or for any reason be unable to accept delivery of any Honda Products ordered by Dealer, or if Dealer should request diversion of a shipment from American Honda, Dealer will be responsible for and pay to American Honda, promptly on demand, all costs and expenses incurred by American Honda in filling and shipping Dealer's order and by reason of such diversion, including costs of demurrage and storage, plus restocking charges as determined by American Honda, American Honda may direct that such returned Honda Products be delivered to another destination, but the amount charged Dealer for return to such other destination will not be greater than the costs and expenses of returning such Honda Products to their original place of shipment plus any demurrage, storage and restocking charges.

         2.6. As between American Honda and Dealer, American Honda assumes responsibility for damage to Honda Products caused prior to delivery to Dealer or its authorized agent.

         2.7. American Honda will not be liable in any manner for delay or failure in supplying any Honda Products where such delay or failure is the result of any event beyond the control of American Honda. Such event may include, but is not limited to, any law or regulation or any acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, strikes, lockouts, or other labor troubles, embargoes, blockades, demand for, or delay or failure of any supplier to deliver or in making delivery, of Honda Products.

         2.8. American Honda reserves the right at any time to change or modify, without notice, any specification, design or model of Honda Products. In the event of any change or modification with respect to any Honda Products, Dealer will not be entitled to have such or similar change or modification made with respect to any other Honda Products, except as may be required by applicable law. American Honda may, however, in its sole discretion, make such changes or modifications to all Honda Products in its inventory or control, whether or not invoiced to Dealer. No such change will be considered a model year change unless specified by American Honda.

         2.9. American Honda may at any time discontinue, without obligation to Dealer or Dealer's customers, the sale of any Honda Products, or models or lines thereof or any other items, goods or services. Further, American Honda will have no obligation, under any circumstances, to accept orders for any Honda Products which are not in current inventory.





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3.      THE OBLIGATION OF DEALER.

         3.1. It is the obligation of Dealer to promote and sell, at retail, Honda Products, and to promote and render service, whether or not under warranty, for those products within the Dealer's Primary Market Area.

         3.2. Dealer's performance of its sales obligations for Honda Products will be evaluated by American Honda on the basis of such reasonable criteria as American Honda may develop from time to time, including, but not limited to, such reasonable sales objectives as American Honda may establish and a comparison of Dealer's sales performance with other authorized dealers of Honda Products.

         3.3. To enable Dealer to fulfill its obligations satisfactorily, Dealer agrees to establish and maintain an adequate and trained sales and customer relations organization. Dealer further agrees to establish and maintain a complete service and parts organization, including a qualified service manager and a qualified parts manager and a number of competent service and parts personnel adequate to care for the service obligations to be performed by Dealer under the Agreement.

         3.4. Dealer agrees to acknowledge, investigate and resolve satisfactorily all complaints received from owners of Honda Products in a businesslike manner in order to secure and maintain the goodwill of the public. Any complaint received by Dealer which, in the opinion of Dealer, cannot be readily remedied, shall be promptly reported to American Honda by Dealer.

         3.5. Dealer agrees that it will not make any misrepresentations or misleading statements regarding the items making up the total selling price of Honda Products or as to the prices or charges relating to such items. With the understanding that Dealer is the sole judge of the price at which it sells Honda Products, dealer recognizes that a retail customer has the right to purchase Honda Automobiles without being required to purchase any optional equipment or accessories which the purchaser does not want or order unless such equipment or accessories are required under applicable laws or regulations.

         3.6. Dealer agrees to make certain that all Honda Products sold by it have received predelivery services and inspection in accordance with applicable procedures and directives issued by American Honda. Dealer further agrees that all Honda Products sold by it will be in proper operating condition prior to delivery to any customer. To enable Dealer to fulfill its obligations in this regard, Dealer agrees that an appropriate number of its service personnel will be fully qualified to perform all necessary predelivery service and inspection.

         3.7. Dealer agrees to comply with, and operate consistent with, all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, including such applicable rules and regulations as may be issued thereunder, and all other applicable federal, state and local motor vehicle





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                 safety and emission control requirements. In the interests of motor vehicle safety and emission control, American Honda agrees to provide to Dealer, and Dealer to American Honda, such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966 and the Federal Clean Air Act, as amended, and the rules and regulations issued thereunder, and all other applicable federal, state and local motor vehicle safety and emission control requirements.

         3.8. Dealer agrees to conduct a used vehicle operation at or in connection with the Dealership Premises, to the extent reasonably required to enhance the opportunity for sales of Honda Automobiles.

         3.9. American Honda and Dealer recognize that it may be necessary for American Honda to formulate new or different policies or directives to meet new or changing technology, laws or circumstances. In the operation of Dealer's business and in the sale and promotion of Honda Products, in rendering service and in all other activities of the Dealership Operations, Dealer will follow all reasonable directives, suggestions and policies of American Honda. All written directives, suggestions and policies of American Honda contained in any of its bulletins or manuals, which are in effect as of the date of the Agreement or are issued thereafter, will be deemed a part of the Agreement.

         3.10. Dealer agrees that it will, at all times, maintain in effect all licenses required for Dealership Operations and for the Dealership Premises.

         3.11. Dealer agrees that it will comply with all laws, rules, regulations and guides relating to the conduct of its business.

         3.12. Dealer agrees that it will perform any and all warranty, recall, product improvement or product update service in compliance with instructions and directives issued by American Honda, regardless of where the Honda Product involved was purchased. To protect and maintain the goodwill and reputation of Honda Products and the Honda Trademarks, Dealer agrees that it will not charge any customer for warranty service or any work done in connection with such warranty, recall, product improvement or update or any other service as to which Dealer is reimbursed by American Honda.

         3.13. Dealer fully understands that the success of its Dealership Operations depends to a great extend upon the amount of net working capital, owner's equity, flooring and liens of credit which Dealer maintains. Accordingly, for the benefit of both American Honda and Dealer, Dealer agrees that it will, at all times, pay for Honda Products promptly and, to do so, maintain its minimum net working capital, owner's equity, flooring and lines of credit in the amounts specified in Paragraph G of the Agreement. American Honda will have the right, reasonably, to specify an increased amount of minimum net working capital, owner's equity, flooring, or lines of credit





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                 to be used in Dealership Operations and Dealer agrees promptly to establish and maintain the increased amount. Dealer and American Honda agree to execute such new documents as American Honda may reasonably require to evidence revised capital requirements.

         3.14. Dealer agrees to assume the defense of American Honda and to indemnify American Honda against any money judgment, less any offset recovered by American Honda, in any lawsuit naming American Honda as a defendant where such lawsuit relates to:
                 (a) an alleged failure by Dealer to comply, in whole or in part, with any obligation assumed by Dealer pursuant to the Agreement, (b) Dealer's alleged negligent or improper repairing or servicing of Honda Products, or such other motor vehicles or equipment as may be sold or serviced by Dealer,
                 (c) Dealer's alleged breach of any contract between Dealer and Dealer's customer, or (d) Dealer's alleged misrepresentation or misleading statement, either direct or indirect, to any customer of Dealer. American Honda may, at its sole option and at its expense, participate in defending any such lawsuit.

4.       WARRANTY.

         4.1. Dealer understands and agrees that the only warranties that will be applicable to Honda Products will be such written warranty or warranties as may be furnished by American Honda. Except for its express liability under such written warranties, American Honda neither assumes nor authorizes any other person or party to assume for it any other obligation or liability in connection with any Honda Product or component thereof.

         4.2. Dealer agrees that it will expressly incorporate any warranty furnished by American Honda with a Honda Automobile as a part of each order form or other contract for the sale of such Honda Automobile by Dealer to any buyer. Dealer further agrees that it will deliver to the buyer of all Honda Products, at the time of delivery of such Honda Products, copies of such applicable warranties as may be furnished by American Honda. Dealer agrees to abide by and implement in all other respects American Honda's warranty procedures in effect at the time of Dealer's sale.

5.       ADVERTISING AND PROMOTIONAL PROGRAMS.

         5.1. Dealer agrees to develop and actively utilize programs for the advertisement and promotion of Honda Products and its servicing of such products. Such programs will include the prominent display and use or demonstration of Honda Automobiles. Dealer further agrees to cooperate with all reasonable promotional programs developed by American Honda.

         5.2. Dealer agrees that it will not advertise, promote or trade in Honda Products or the servicing thereof in such a manner as to injure or be detrimental to the goodwill and reputation of American Honda and the Honda Trademarks. Dealer further agrees that it will not publish or otherwise disseminate any advertisement or announcement or





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                 use any form or media of advertising which is objectionable to
                 American Honda. Dealer agrees to discontinue immediately any advertisement or form of advertising deemed objectionable upon request of American Honda.

         5.3. Subject to applicable federal, state or local ordinances, regulations and statutes, Dealer agrees to erect and maintain, at the Dealership Location, at Dealer's expense, authorized product and service signs of types required by American Honda, as well as such other authorized signs as are necessary to advertise the Dealership Operations effectively and as are required by American Honda.

6.       TRADEMARKS AND SERVICE MARKS.

         6.1. Dealer agrees that American Honda has the exclusive right to use and to control the use of the Honda Trademarks and but for the right and license granted by Paragraph 6.2 hereof to use and display the Honda Trademarks, Dealer would have no right to use the same.

         6.2. Dealer is hereby granted the nonexclusive right and license to use and display the Honda Trademarks at the Dealership Premises. Such use or display is limited to that which is necessary in connection with the sale, offering for sale and servicing of Honda Products at retail at the Dealership Location. Dealer agrees that it will promptly discontinue the use of any of the Honda Trademarks or change the manner in which any of the Honda Trademarks is used when requested to do so by American Honda.

         6.3. American Honda and Dealer recognize that Dealer is free to sell Honda Products to customers wherever they may be located. However, in order that American Honda may establish and maintain an effective network of authorized dealers for the sale and service of Honda Products, Dealer specifically agrees that it will not display Honda Trademarks, or, either directly or indirectly, establish any place or places of business for the conduct of any of its Dealership Operations except at the locations and for the purpose described in Paragraph E of the Agreement without the prior written approval of American Honda. Dealer further agrees that the rights and license granted by Paragraph 6.2 hereof will be automatically canceled upon a change in the location of the Dealership Location unless such change in location was previously approved in writing by American Honda. Dealer further agrees that such right and license terminates with the termination of the Agreement.

         6.4. If Dealer refuses or neglects to keep and perform its obligations assumed under this Article 6 or under paragraph
                 10.3 hereof, Dealer will reimburse American Honda for all costs, attorneys' fees and other expenses incurred by American Honda in connection with any action to require Dealer to comply therewith.





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7.       GENERAL BUSINESS REQUIREMENTS.

         7.1. It is to the mutual benefit of Dealer and American Honda that uniform accounting systems and practices be maintained by authorized dealers. Accordingly, Dealer agrees to maintain such systems and practices as are required by American Honda. In the event Dealer engages in the sale of any other product, Dealer agrees to maintain and keep separate records and books relating to the sale and servicing of Honda Products.

         7.2. Dealer agrees to furnish monthly to American Honda, on or before the times designated by American Honda, on forms prescribed by American Honda, a complete and accurate financial and operating statement covering the preceding month and calendar-year-to-date operations and showing the true and accurate condition of Dealership Operations. Financial statements and other business information furnished to American Honda will not be submitted to any third party unless authorized by Dealer or required by law, or the information is pertinent to a proceeding in which American Honda and Dealer are parties.

         7.3. Dealer agrees to keep complete and current records regarding the sale and servicing of Honda Products and to prepare for American Honda such reports, based on those records, as American Honda may reasonably request. In order that policies and procedures relating to the applications for reimbursement for warranty and other applicable work and for other credits or reimbursements may be applied uniformly to all authorized dealers, Dealer agrees to prepare, keep current and retain records in support of requests for reimbursement or credit in accordance with policies and procedures designated by American Honda.

         7.4. Dealer agrees to permit, during reasonable business hours, American Honda, or its designee, to examine, audit, reproduce and take copies of all reports, accounts and records pertaining to the sale, servicing and inventorying of Honda Products, including, but not limited to, records in support of claims for reimbursement or credit from American Honda, and with the prior approval of Dealer, which approval will not be unreasonably withheld, to interview Dealer employees with respect thereto.

         7.5. Dealer agrees that Dealership Operations will be conducted in the normal course of business during and for not less than the days of the week and hours of the day customary for automobile dealerships in the Primary Market Area.

         7.6. Dealer agrees and understands that any retail price which may be suggested by American Honda is merely a suggested price, and Dealer has no obligation to sell any Honda Products at such price. Dealer further understands and agrees that it is the sole judge of the price at which it sells Honda Products and the price it charges others for service, subject only to applicable local, state and federal laws, rules and regulations.





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         7.7.    Dealer understands and agrees that it will be responsible for and will pay any and all taxes, whether sales, use or excise, and all other governmental or municipal charges imposed upon the sale of Honda Products by American Honda to Dealer and will maintain accurate records of the same, which records will be available to American Honda, or its designee, during regular business hours for inspection.

         7.8. Dealer understands and agrees that, while it has responsibility for the promotion and retail sale and servicing of Honda Products within the Primary Market Area, it has no territorial exclusivity. Further, American Honda reserves the right, based upon reasonable criteria, to appoint other authorized dealers of Honda Products in the Primary Market Area.

8.       APPOINTMENT OF SUCCESSOR AND REPLACEMENT DEALERS.

         8.1. The parties recognize that Honda Products are marketed through a system of authorized dealers developed by American Honda and that customers and American Honda have a vital interest in the preservation and efficient operation of the system. American Honda has the responsibility of continuing to administer the system and of selecting the most suitable dealer candidate in each circumstance. Accordingly, Dealer agrees that American Honda has the right to select each successor and replacement dealer and to approve its owners and principal management and the location of dealership facilities. Further, Dealer agrees to provide written notice to American Honda of any potential change in the involvement, ownership or management specified in Paragraphs C and D of the Agreement. No change affecting such involvement, ownership or management will be made without the prior written approval of American Honda, which approval will not be unreasonably withheld.

         8.2. Upon Dealer's request, American Honda will execute with Dealer a Successor Addendum designating proposed Dealer operators or owners of a successor dealer to be established if the Agreement expires or is terminated because of death or incapacity. The request must be executed by all persons identified in Paragraph C of the Agreement and all proposed dealer operators or owners and be submitted to American Honda prior to such death or incapacity; provided that such proposed dealer operators or owners must be acceptable to American Honda.

         8.3. Dealer, but not American Honda, may cancel any executed Successor Addendum. If American Honda notifies Dealer that it does not plan to permit Dealership Operations to continue at the Dealership Location, American Honda shall have no obligation to execute a new Successor Addendum.

         8.4. If the Agreement expires or is terminated because of death or incapacity and Dealer and American Honda have not executed a Successor Addendum, the remaining owners, successors or heirs may propose a successor dealer entity to continue Dealership Operations at the Dealership Location. Such proposal must be made within thirty days of the event causing expiration or termination by submitting a written proposal to American Honda. Such proposal will be accepted by American Honda if it does not introduce new owners or if the proposed new owners are acceptable to American Honda.

         8.5. Any successor dealer entity approved by American Honda pursuant to this Article 8 must establish that it can conduct Dealership Operations in an efficient and businesslike manner. Such successor dealer entity will have one year to meet reasonable performance criteria established from time to time by American Honda. In the event such successor dealer entity fails to meet those criteria, such failure will be separate grounds for termination of the Agreement.

9.       TERMINATION OF AGREEMENT.

         9.1. The Agreement may be terminated, at any time, by mutual agreement of American Honda and Dealer.

         9.2. Dealer may terminate the Agreement, at any time, by giving American Honda notice of such termination. Such termination shall be effective upon the date specified by Dealer, or if no date is specified, than upon receipt by American Honda of such notice.

         9.3. American Honda may terminate the Agreement, at any time, by serving on Dealer a written notice of such termination by certified or registered mail to Dealer at the Dealership Premises. Subject to other provisions of the Agreement, termination will be effective ninety (90) days after mailing of such notice to dealer or such longer period as American Honda may specify; provided, however, that termination will be effective ten (10) days after mailing if for an occurrence of any circumstance referred to in Paragraphs 9.4.A, 9.4.B, 9.4.J or 9.4.M hereof.

         9.4. It is recognized that each of the following grounds is within control of Dealer or originates from action taken by Dealer or its employee(s) and is contrary to the spirit and objectives of the Agreement. Therefore, American Honda may terminate the Agreement upon the occurrence of any of the following:

                 9.4.A. Failure by Dealer to secure and continuously maintain any license necessary for the conduct by Dealer of its business pursuant to the Agreement or the termination or expiration without renewal, or suspension or revocation of any such license for any reason whatsoever, whether or not license is reinstated.

                 9.4.B. Any change, transfer or attempted transfer by Dealer or any Dealer Owner, voluntarily or by operation of law, of the whole or any part of the Agreement or any interest or legal or beneficial ownership therein or any right or obligation thereunder, directly or indirectly, such as, for example only, by way of a sale of an underlying ownership interest in Dealer or the Dealership Premises or a change in the persons having control or managerial authority, without prior written consent of American Honda. Any purported change, transfer or assignment shall be null and void and not binding on American Honda.

                 9.4.C. Any dispute, disagreement, controversy or personal difficulty between or among Dealer Owner or in the management of Dealer which, in American Honda's opinion, may adversely affect the conduct of Dealer's business, or the presence in the management of Dealer of any person who, in American Honda's opinion, does not have or no longer has requisite qualifications for his position.

                 9.4.D. Impairment of the reputation or the financial standing of Dealer or of any Dealer Owner subsequent to the execution of the Agreement; or the ascertainment by American Honda of any facts existing at or prior to execution of the Agreement which tend to impair such reputation or financial standings; or the failure of Dealer continuously to meet American Honda's minimum requirements of net working capital, owner's equity or line(s) of credit.

                 9.4.E. Failure by Dealer to pay, within ten (10) days after written demand from American Honda, any delinquent accounts or other monies due to American Honda from Dealer.

                 9.4.F. Submission or participation in the submission to American Honda of any false or fraudulent statement, application, report, request for issuance of reimbursement, compensation, refund or credit, including but not limited to any false or fraudulent claim for warranty work, labor rate, set-up reimbursement or warranty coverage.

                 9.4.G. Use by Dealer of any deceptive or fraudulent practice, whether willful, negligent or otherwise, in the sale of any Honda Product.

                 9.4.H. Any conviction in any court of original jurisdiction of Dealer or any Dealer Owner or any employee of the Dealership Operations for any crime or violation of any law if, in the opinion of American Honda, such conviction or violation may adversely affect the conduct of the Dealership Operations or tend to be harmful to the goodwill of American Honda or to the reputation of Honda Products or the Honda Trademarks, or the violation or refusal or neglect of Dealer to comply with the provisions of the National Traffic and Motor Vehicle Safety Act of 1966, as amended, or the Clean Air Act, or any rules, regulations or standards under either of said Acts, including but not limited to performance of any product update or recall operation as directed by American Honda.

                 9.4.I. Dealer's entering into any agreement, combination, understanding or contract, oral or written, with any other corporation, person, firm or other legal entity for the purpose of fixing prices of Honda Products or otherwise violating any law.

                 9.4.J. Dealer's abandonment of Dealership Premises or failure to maintain Dealership Operations as a going business, open during customary business hours for the day and hours as are customary for automobile dealerships in the Primary Market Area, provided such failure is not due to causes beyond Dealer's control. Failure of the Dealership Premises to remain open for seven (7) consecutive days will constitute, without more, such abandonment.

                 9.4.K. Death or incapacity of any Dealer Owner or Dealer Manager, subject to the provisions of Article 8.

                 9.4.L. Failure of Dealer to make improvements, alterations or modifications of its Dealership Premises which are required to meet reasonable facility requirements of American Honda or which Dealer has agreed or represented to American Honda that Dealer will make or do.

                 9.4.M. The movement of Dealership Premises to a new location or the establishment of an additional location for the sale or service of any Honda Products without the prior written approval of American Honda.

                 9.4.N. The failure of Dealer to provide adequate representation, promotion, sales or service, including warranty work, of any Honda Products.

                 9.4.O. Dealer's breach of any provision of the Agreement or Dealer's failure to comply with any contained in the Agreement.

         9.5. The Agreement will also be terminated upon written notice by American Honda in the event:

                 9.5.A. Of termination of American Honda's distribution agreement as Honda Automobile distributor.

                 9.5.B. Of withdrawal by American Honda from the market in which Dealer is located.

                 9.5.C. American Honda will, for any reason, discontinue the distribution of Honda Automobiles.

         9.6. Upon the occurrence of any of the following facts or circumstances, the Agreement will terminate automatically, without notice or other action by American Honda or Dealer; and upon such termination, any dealings between American Honda and dealer will be on a day-to-day basis at the sole option of American Honda and may be discontinued at any time by American
                 Honda:

                 9.6.A.   Insolvency by any definition of Dealer; or

                 9.6.B. The existence of facts or circumstances which would allow the voluntary commencement by Dealer, or the involuntary commencement against Dealer, of any proceedings under any bankruptcy act or law or under any state insolvency law; or

                 9.6.C. The appointment of a receiver or other officer having similar powers for Dealer or the Dealership Premises; or

                 9.6.D. Any levy against Dealer under attachment, garnishment or execution or similar process which is not within ten (10) days vacated or removed by payment or bonding.

         9.7. American Honda may select any applicable provision under which it elects to terminate the Agreement and give notice thereunder, notwithstanding the existence of any other grounds for termination or the failure to refer to such other grounds in the notice of termination. The failure by American Honda to specify additional ground(s) for cancellation in its notice will not preclude American Honda from later establishing that termination is also supported by such additional ground(s).

         9.8. The acceptance by American Honda of orders from Dealer or the continued sale of Honda Products to Dealer or any other act or course of dealing of American Honda after termination of the Agreement will not be construed as or deemed to be a renewal of the Agreement for any further term or a waiver of such termination. Any dealings after termination will be on a day-to-day basis.

         9.9. In all cases, Dealer agrees to conduct itself and Dealership Operations until the effective date of termination and after termination or expiration of the Agreement, so as not to injure the reputation or goodwill of the Honda Trademarks or American Honda.

10.      RIGHTS, OBLIGATIONS AND DEALINGS UPON TERMINATION.

         10.1. Upon the mailing of a written notice of termination or after date of the expiration of the Agreement without renewal, American Honda will have the right to cancel all pending orders of Dealer for Honda Products, special tools and equipment, whether previously accepted by American Honda or not, except as specifically otherwise provided in this Section
                 10. Notwithstanding the foregoing, if American Honda chooses to fill any orders, it will not be obligated to fill any other orders and will not be precluded from changing the terms of any sale.

         10.2. Not later than the effective date of the termination or expiration of the Agreement, Dealer will cease to hold itself out as being authorized to sell Honda Products and will discontinue selling Honda Products or performing service as an authorized dealer.

         10.3. In addition to the requirements of Section 10.2, not later than the effective date of the termination or expiration of the Agreement, Dealer will, at its sole expense, discontinue any and all uses of any Honda Trademarks and any words, symbols and marks which are confusingly similar thereto; will remove all signs bearing any Honda Trademark and will destroy all stationery, repair orders, advertising and solicitation materials, and all other printed matter bearing any Honda Trademark or referring directly or indirectly to American Honda or Honda Products in any way which might make it appear to members of the public that Dealer is still an authorized dealer. The foregoing will include, but not be limited to, discontinuing the use of a Honda Trademark as part of Dealer's business and corporate name. Dealer will also deliver to American Honda, at American Honda's place of business, or to a person designated by American Honda, or will destroy the same upon request by American Honda, any and all technical or service literature, advertising and other printed material then in Dealer's possession which relates to Honda Products and which was acquired or obtained by Dealer from American Honda. Dealer will destroy any sign bearing a Honda Trademark which has not been repurchased by American Honda.

         10.4. In the event the Agreement is terminated pursuant to the provisions of paragraph 9.3 hereof, upon request of American Honda for copying Dealer's records of predelivery service, warranty service, recall or update service or other service of Honda Products. In the event the Agreement is terminated pursuant to the provisions of paragraphs 9.1 or 9.2 hereof, upon the request of American Honda, Dealer will deliver to American Honda copies of such Dealer records.

         10.5. Dealer may, at any time within five (5) days after the effective date of termination or expiration of the Agreement, notify American Honda in writing of Dealer's desire to have American Honda repurchase from Dealer Honda Products in Dealer's inventory which were purchased from American Honda and which, when American Honda accepts sole possession:

                 10.5.A. In the case of Honda Automobiles, are new and of the then current model year, as designated by American Honda, unused, undamaged and in first-class resalable condition, regardless of whether or not American Honda has exercised its right of inspection; and

                 10.5.B. In the case of Honda Parts are new, listed as current in the Parts Price Book unused, undamaged, in their original package and in first-class resalable condition.

         10.6. Upon termination or expiration without renewal, upon request of Dealer given no later than five (5) days after the effective date of termination or expiration, American Honda will repurchase all signs which use a Honda Trademark as were authorized in advance by American Honda and all service information and materials, special tools and equipment designed specifically for service of Honda Automobiles and which were purchased from American Honda and are usable on current Honda

                 Products, provided that such signs, information, materials, tools and equipment are less than five (5) years old and are in good working order.

         10.7. American Honda will repurchase from Dealer Honda Products and signs, information, materials, tools and equipment as aforesaid on the condition that Dealer furnishes an inventory to American Honda within thirty (30) day after the termination or expiration without renewal of the Agreement and complies strictly with all procedures and conditions of repurchase issued by American Honda at the time of repurchase. American Honda will have the right and option to assign to another person or entity the right to purchase such Honda Products.

                 10.7.A. The price for Honda Products, other than tools, equipment, information, materials and signs, will be the price at which they were originally purchased by Dealer from American Honda or the price last established by American Honda for the sale of identical Honda Products, whichever may be lower, and in either case will be less all prior refunds and allowances made by American Honda with respect thereto, if any. The price for tools, equipment, information, materials and signs will be the price paid by Dealer reduced by straight-line depreciation on the basis of a useful life of five (5) years. In all cases, the price will be reduced by any applicable restocking charge which may be in effect at the time American Honda's receipt of goods to be repurchased.

                 10.7.B. Dealer agrees to store Honda Products and other items which American Honda desires or is obligated to repurchase until receipt from American Honda of rejection of repurchase or instructions for shipping and return to American Honda. Dealer agrees to strictly follow and abide by all instructions for return as may be issued from time to time by American Honda. All Honda Products will be properly and suitably packaged and containered for safe transportation to American Honda. All damage, regardless of nature or cause, will be the responsibility of Dealer until the Honda Products are inspected and accepted by American Honda for repurchase. Storage of such Honda Products and other items will be at Dealer's expense for a period of ninety (90) days after Dealer requests repurchase and provides an inventory as provided by paragraphs 10.6 and 10.7 hereof. Thereafter, Dealer will be entitled to charge American Honda a reasonable storage charge.

                 10.7.C. American Honda, or its designee, at such reasonable time and for such a reasonable period of time as American Honda may determine, will have the right to enter the premises where items for repurchase are being held for the purpose of checking the inventory submitted by Dealer or examining, inspecting and inventorying any and all Honda Products. If American Honda agrees to repurchase and Dealer fails to furnish an inventory, Dealer will reimburse American Honda for all costs of American Honda taking an inventory.

                 10.7.D. Only those Honda Products meeting the requirements of Paragraphs 10.5 and 10.6 hereof are or will be eligible for return to American Honda. American Honda will not be obligated to give Dealer credit for any Honda Products which do not meet those requirements.

                 10.7.E. Dealer warrants and represents that all Honda Products tendered to American Honda for repurchase will be free of all liens, encumbrances, security interests or attachments at the time repurchase is requested by Dealer. Clear title will be vested in American Honda upon receipt of goods. Dealer will execute and deliver any documents necessary to vest clear title in American Honda, and Dealer will be responsible for complying with all applicable procedures, including but not limited to those relating to bulk transfers.

                 10.7.F. Dealer will pay all freight and insurance charges from Dealer to the place of delivery designated by American Honda, provided that Dealer will not be liable for any amount greater than the freight and insurance charges from Dealer to American Honda's closest automobile warehouse or parts center as American Honda may designate. Claims for damage or allegedly caused by any carrier will be the sole responsibility of Dealer, and in no event will American Honda be obligated to make a claim against a carrier or be liable to Dealer for damage.

                 10.7.G. As a condition of repurchase and notwithstanding any other agreement or offer to repurchase, payment for repurchase will first be applied against any obligations or money owed by Dealer to American Honda. All payment due from American Honda to Dealer pursuant to any provisions of the Agreement or in connection with the termination of the Agreement or in connection with the termination of the Agreement will be made by American Honda after receipt of the goods to be repurchased and after all debits and credits have been ascertained and applied to Dealer's accounts, and Dealer has delivered to American Honda the manufacturer's certificate of origin or other document of title for Honda Automobiles tendered to American Honda for repurchase. In the event it be found that a balance is due from Dealer to American Honda, Dealer will pay such sum to American Honda within ten (10) days of written notice of such balance.

11.      GENERAL PROVISIONS.

         11.1. Dealer acknowledges that only the President or a designated Vice President, Secretary or Assistant Secretary of American Honda is authorized to execute the Agreement, agree to any variation, modification or amendment of any of the provisions thereof, including authorized location, or to make commitments for or on behalf of American Honda. No other employee of American Honda may make any promise or commitment on behalf of American Honda or in any way bind American

                 Honda. Dealer agrees that it will not rely on any statements or purported statements except from personnel as authorized hereinabove.

         11.2. The Agreement contains the entire agreement between Dealer and American Honda. Dealer acknowledges that no representations or statements other than those expressly set forth therein were made by American Honda or any officer, employee, agent or representative thereof, or were relief upon by Dealer in entering into the Agreement. The Agreement terminates and supersedes, as of the execution thereof, all prior agreements relating to Honda Products, if any.

         11.3. Dealer hereby waives, abandons and relinquishes any and all claims of any kind and nature whatsoever arising from or out of or in connection with any prior agreement entered into between Dealer and American Honda; provided, however, that nothing herein contained shall be deemed a release or waiver of any claim arising out of prior sales of Honda Products by American Honda to Dealer.

         11.4. The Agreement is personal to the individuals identified as principals, owner(s), partners or shareholder(s) in Paragraph
                 C. Neither the Agreement, nor any part hereof or any interest therein, may be transferred or assigned by Dealer, in whole or in part, directly or indirectly, voluntarily or by operation of law, without the prior written approval of American Honda. Any attempted transfer or assignment will be void and not binding upon American Honda.

         11.5. All notices, notifications or requests under or pursuant to the provisions of the Agreement will be directed to the address of the principal places of business of the respective parties to the Agreement. If either party cannot effect notice at the place of business of the other because a party has abandoned its place of business or refuses to accept notice, then, and only in such case, notice may be served on American Honda through its designated agent for service of process and upon Dealer through the Department of Motor Vehicles (or its equivalent) in the state where the Dealership Location is authorized by American Honda.

         11.6. The waiver by either party of any breach or violation of or default under any provision of the Agreement will not be a waiver by such party of any other provision or of any subsequent breach or violation thereof or default thereunder. The failure or delay of either party to take prompt action upon any breach or violation of the Agreement will not be deemed a waiver of the right to take action for such breach, default or violation at any time in the future.

         11.7. Dealer agrees to keep confidential and not disclose, directly or indirectly, any information which American Honda designates as confidential.

         11.8. The Agreement is and shall be deemed to have been entered into in California and shall be governed by and construed in accordance with the laws of the State of California.

         11.9. If any provision of this Agreement should be held invalid or unenforceable for any reason whatsoever or to conflict with any applicable law, the Agreement will be considered divisible as to such provisions, and such provisions will be deemed amended to comply with such law, or if it cannot be so amended without materially altering the tenor of the Agreement, then it will be deemed deleted from the Agreement in such jurisdiction, and in either case, the remainder of the Agreement will be valid and binding.

         11.10. The terms of the Agreement may not be modified except in writing signed by an authorized officer of the parties. Without limiting the generality of the foregoing, no course of dealing will serve to modify or later the terms of the Agreement.

         11.11. Dealer is an independent business. The Agreement does not constitute Dealer the agent or legal representative of American Honda for any purpose whatsoever. Dealer is not granted any expressed or implied right or authority to assume or create any obligation on behalf of or in the name of American Honda or to bind American Honda in any manner or thing whatsoever. Dealer has paid no consideration for the Agreement. Neither the Agreement nor any right granted under it is a property right.

         11.12. The expiration or termination of the Agreement will not extinguish any claims American Honda may have for the collection of money or the enforcement of any obligations which may be in the nature of continuing obligations.

12.      DEFINITIONS.

         12.1. American Honda means American Honda Motor Co., Inc. a California corporation, and the Honda Automobile Division that markets Honda Automobiles.

         12.2. Dealer means the person, firm, corporation, partnership or other legal entity that signs the Agreement and each of the persons identified in Paragraph C.

         12.3. Dealer Manager means the principal manager of Dealer identified in Paragraph D upon which personal service American Honda relies in entering into the Agreement.

         12.4. Dealer Owner means the owner(s) of Dealer identified in Paragraph C upon whose personal service American Honda relies in entering into the Agreement.

         12.5. Dealership Location means the location approved by American Honda for the purpose of conducting Dealership Operations.

         12.6. Dealership Operations means all operations contemplated by the Agreement. These operations include the sale and service of Honda Products, and any other activities undertaken by Dealer related to Honda Products, including rental and leasing operations, used car sales and body shop operations, and finance and insurance operations, whether conducted directly or indirectly by Dealer.

         12.7. Dealership Premises means the facilities provided by Dealer at its Dealership Location for the conduct of Dealership Operations as approved by American Honda.

         12.8. Honda Automobiles means such new passenger cars as are from time to time offered for sale by American Honda to Dealer for resale as part of the Honda automobile line as defined by American Honda.

         12.9. Honda Parts means parts, accessories and optional equipment marketed by American Honda for use with Honda Automobiles.

         12.10.  Honda Products means Honda Automobiles and Honda Parts.

         12.11. Honda Trademarks means the various trademarks, service marks, names and designs which American Honda uses or is authorized to use in connection with Honda Products or services relating thereto.

         12.12. Primary Market Area means the geographical area designated for Dealer by American Honda from time to time.

         12.13. The Agreement means the Honda Automobile Dealer's Sales and Service Agreement and these Standard Provisions which are incorporated therein by reference.

                                   SCHEDULE E


                         AMERICAN HONDA MOTOR CO., INC.

                         POLICY ON THE PUBLIC OWNERSHIP
                         OF HONDA AND ACURA DEALERSHIPS

I.       OBJECTIVES

         In this Policy on the Public Ownership of Honda and Acura Dealerships (the "Policy"), American Honda Motor Co., Inc. ("American Honda") addresses several issues raised by the recent announcement by certain entities which own automobile dealerships that they intend to offer stock for sale to the public. Proposals for the public ownership of automobile dealerships have been widely publicized in the press. American Honda has been asked by several dealers and the National Automobile Dealers Association to state its position on the public ownership of Honda and Acura dealerships. This Policy is an effort to address inquiries by providing guidelines for the ownership of Honda and Acura dealerships that assist Dealer Owners and potential Dealer Owners in assessing whether a particular form of ownership is consistent with American Honda's standards for its dealerships.

II.      BACKGROUND

         A.      THE PERSONAL NATURE OF THE DEALER OWNER RELATIONSHIP

         There is no simple "yes" or "no" answer to the question, "Will American Honda permit transfer of a dealership to a publicly-owned corporation?" The answer depends on whether the proposed form of ownership preserves the individualized relationship between the Dealer Owner and the local community, on the one hand, and American Honda and the Dealer Owner, on the other hand.

         Despite the recent increase of mass marketing (including the advent over the last twenty years of so-called "category killers" such as the toy store giants that have replaced neighborhood toy stores and the hardware giants that have replaced local hardware stores), American Honda continues to believe that automobile sales and service are most effectively done through dedicated, local dealerships with strong ties to the community. For most automobile purchasers, the decision to buy a new car is a major financial commitment and is only made after extensive deliberation. Although competitive price is undoubtedly a major factor in the buying decision, American Honda believes strongly that the building of a relationship between the dealer and the buyer, particularly the development of trust in the quality of the product and the service provided by Honda dealers has, over the years, been a major selling point that has distinguished Honda and Acura vehicles from the competition. When a first-time new car buyer purchases a Honda vehicle, American Honda believes that we have a great opportunity to make that customer a life-time Honda and Acura buyer -- because we provide the best products and the best service through the most dedicated and committed dealers.

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"



         In order to ensure that Honda and Acura dealers provide the advice and service required by new car buyers, American Honda attempts to select the best people to be its dealers and requires that these people maintain personal control over Dealership Operations. Because individual Dealer Owners have considerable autonomy as to how they run their dealerships, American Honda's influence over the quality of its dealerships depends in large part on how wisely it selects its dealers. Although no process is perfect, American Honda believes that over the years it has done an excellent job of selecting Dealer Owners and is extremely proud of the quality of its dealerships.

         B.      THE DEALER AGREEMENT

         The Honda or Acura Automobile Dealer Sales and Service Agreement (the "Dealer Agreement") between American Honda and its dealers includes a number of provisions that ensure that the relationship between American Honda and its dealers will remain person. Section C of the Dealer Agreement states: "Dealers covenants and agrees that this Agreement is personal to Dealer, to the Dealer Owner, and to the Dealer Manager, and American Honda has entered into this Agreement based upon their particular qualifications and attributes and their continued ownership or participation in Dealership Operations." Sections C and D of the Dealer Agreement name the specific individuals who own the dealership, their percentage of ownership, the individual who will function as the Dealer operator and the individual who will function as the Dealer Manager. Section J states: "Neither this Agreement, nor any part thereof or interest therein, may be transferred or assigned by Dealer, directly or indirectly, voluntarily or by operation of law, without the prior written consent of American Honda." In
Section 8.1 of the Dealer Agreement, "Dealer agrees that American Honda has the right to select each successor and replacement dealer and to approve its owners and principal management." Dealers must inform American Honda in writing of any potential change in the ownership or management listed in Sections C and D. Prior to taking effect, such changes must be approved in writing by American Honda. American Honda's approval will not be unreasonably withheld.

         C.      THE POTENTIAL BENEFITS OF PUBLIC INVESTMENT IN DEALERSHIPS

                 Public investment in dealerships offers potential benefits to both American Honda and its dealers. American Honda needs exclusive Honda or Acura dealerships with separate, freestanding, state-of-the-art facilities at prime locations to meet its long term business objectives. American Honda dealers need to compete vigorously and such competition may include expanded and improved showrooms, upgraded computerization, the introduction of various customer amenities, etc. The ability to raise capital through public offerings of stock provides an additional means of financing improvement in dealership facilities and operations.

         D.      THE TENSION BETWEEN PERSONAL RELATIONSHIP AND PUBLIC OWNERSHIP

         American Honda believes that the quality of the individuals who serve as Honda or Acura dealers and Dealer Managers is essential to the success of American Honda and the dealerships. Therefore, American Honda is determined to maintain its personal relationship with its Dealer

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


Owners and Dealer Managers and to continue to exercise the right of approval of changes in dealer ownership and management as set forth in the Dealer Agreement. To the extent that public ownership of a Honda or Acura dealership means that the Dealer Manager will be appointed by a board of directors selected by owners of publicly-traded stock, such an arrangement is inconsistent with American Honda's needs and the Dealer Agreement. On the other hand, public ownership of a portion of the shares of a dealership may be consistent with American Honda's objectives in cases in which a controlling interest in the dealership is maintained by a specified Dealer Owner and the dealership is managed by a specified Dealer Manager. The following guidelines are an attempt to reconcile the tension between American Honda's need for a personal relationship with each dealer and dealer proposals for public ownership of an interest in dealerships.

III.     PUBLIC OWNERSHIP GUIDELINES

         A.      CASE-BY-CASE DETERMINATION.

         As in the past, American Honda will evaluate requests to transfer ownership of Honda and Acura dealerships on a case-by-case basis. Proposals to transfer ownership to entities with publicly-traded shares will be reviewed based on the standards set forth in this Policy. AMERICAN HONDA RESERVES THE RIGHT, IN ITS SOLE BUSINESS JUDGMENT, TO APPROVE OR REJECT SUCH TRANSFERS.

         B.      PROPOSALS TO BE SUBMITTED IN WRITING.

         All proposals to transfer ownership of Honda and Acura dealerships must be submitted in writing to American Honda and must include:

                 1. A list of the individuals and entities that will own PRIVATELY-HELD SHARES of the dealership, including the amount of shares owned by such individual or entity and information and documentation about each such individual or entity; in the case of entities owning or controlling such privately-held shares, a list of the individuals owning such entities and information and documentation about such individuals;

                 2. With respect to ownership interests not listed in accordance with subsection 1, immediately above, a list of the individuals and entities that will own or control 5% or more of the dealership (either through ownership of publicly-held stock or any combination of privately-held stock and publicly-held stock or any other arrangement), including information and documentation about each such individual or entity;

                 3. The number and percentage (if any) of the shares of the entity that owns the dealership that will be publicly traded;

                 4. A detailed description, including flow charts, of the proposed structure of the entity that will own and/or control the dealership and the relationship of the Dealer

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


         Owner to these entities, including, with respect to entities with a significant interest in the Dealer Owner, a description of the individuals holding such interest;

                 5. The name and a brief biography of the individual who will function as Dealer Manager and a detailed description of the functions and responsibilities of the Dealer Manager;

                 6. Complete financial documents (including but not limited to the most recent and the prior year end audited financial statements of any entity proposing to obtain any interest equal to or greater than 5% of a dealership or 5% of any entity that owns a dealership), indicating, among other things, the amount of capitalization of the dealership and the verifiable sources of such capitalization;

                 7. A detailed description of the proposed use of the funds to be raised from the public investment;

                 8. The articles and bylaws of the entity or entities that will own and/or control the dealership;

                 9. Copies of the proposed transactional documents that will be used to effectuate the transaction, including, without limitation, copies of any government filings and contracts pertaining thereto; and

                 10. Copies of any additional documents that the transferees, transferors and other parties having a substantial interest in the transaction have that American Honda would reasonably need to evaluate the proposal.

         After receipt of complete documentation for the proposal, as outlined above, and due consideration thereof, American Honda will provide the party submitting the proposal with a preliminary assessment of the proposed transaction. NO FINAL DECISION ON THE PROPOSAL WILL BE MADE UNTIL SUBMISSION OF FINAL VERSIONS OF ITEMS 1 THROUGH 10 WITH ANY OTHER DOCUMENTATION REQUESTED BY AMERICAN HONDA AND AMERICAN HONDA AND THE NEW OWNERSHIP ENTITY AGREE ON AND ENTER INTO A DEALER AGREEMENT.

         It is not advisable to make any expenditures or commitments, or to enter into any contracts or incur any obligations on the assumption that authorization of a proposal will be granted. Any such expenditures, commitments or obligations, financial or otherwise, made or entered into by a dealer in anticipation of authorization of a proposal, and prior to: (1) receipt of final written approval by American Honda and (2) execution of the necessary documents as described above (including a new Dealer Agreement) are made entirely at the dealer's own risk and without any liability on the part of American Honda.

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


         C.      GUIDES TO PREPARATION OF AN ACCEPTABLE PROPOSAL

         In preparing the documents listed immediately above, the dealer should keep in mind the following list of standards (which is intended to provide guidance, not to be a complete list) to which American Honda will require adherence:

                 1. All dealerships must have a qualified Dealer Manager acceptable to American Honda. American Honda's right of prior written approval of any change of Dealer Manager must be incorporated into the transactional documents. The Dealer Manager should be well-respected, civically-active member of the community. As discussed above, personal involvement by Dealer Managers in Dealership Operations is an important means of ensuring that Honda and Acura dealerships are run with a high level of attention, care and commitment. The Dealer Manager must maintain control over the day-to-day operations of the dealership and the transactional documents should set forth in detail the level of autonomy that the Dealer Manager will exercise, including, for example, the amount of money that the Dealer Manager will be empowered to transfer. Dealerships must abide by American Honda's commitment to encourage diversity of persons in dealer management positions.

                 2. The Dealer Owner's Executive Manager (that is, the person who has operational control of the entity that owns and/or controls the dealership) should be an experienced, well-respected executive with final authority to decide any dealership matters not within the authority of the Dealer Manager.

                 3. Dealerships are non-transferable without the prior written consent of American Honda. Because the shares of publicly-owned corporations are freely transferable, the percentage of public ownership must be restricted so that a controlling interest of the dealership remains in the hands of approved individuals. It follows that the controlling interest in the entity that controls the dealership cannot be transferred without the prior written consent of American Honda. In on event may the percentage of public ownership of a dealership be greater than or equal to the percentage of private ownership by American Honda-approved individuals and privately-held entities. To the extent that an entity not approved by American Honda attempts to acquire control and/or ownership of a dealership, the Dealer Agreement with American Honda must provide for termination of the Dealer Agreement and/or American Honda's right to acquire the dealership at its fair market value.

                 4. The controlling interest in Honda or Acura dealerships must remain in the hands of a person or entity engaged predominantly in the sale and service of new automobiles. For example, American Honda will not approve transfer of dealerships or entities that control dealerships to general retailers or retailers that deal primarily in non-automotive products.

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


                 5. American Honda will not approve the transfer of Honda or Acura dealerships to entities that are known to have significant investments in companies that compete with American Honda or its parent, subsidiaries or Affiliates in manufacturing, marketing or selling automotive products or services.

                 6. Public corporations having an ownership interest in the dealership and the individuals and entities that control such public corporations (but not persons whose ownership interest is limited to passive ownership of 5% or less of the shares of public corporations) must agree to obtain American Honda's approval before acquiring an interest in any other Honda or Acura dealership. American Honda reserves the right to limit the number and/or location of Honda and Acura dealerships that can be owned or controlled by any one individual or corporation. In the future, except where a specific finding is made by American Honda that such acquisition would further a business interest of American Honda, individuals and/or entities will be limited to acquiring interests in dealerships as follows:

                 a.           HONDA

                              No one shall be allowed to acquire an ownership interest, directly or through an Affiliate, in a multiple number of Honda dealerships as provided below:

                              (a) in a "Metro" market (a "Metro" market is a metropolitan market area represented by two or more Honda dealer points) with two (2) to ten
                              (10) Honda dealership points (inclusive), no Dealer Owner may own, operate or have an interest in more than one (1) Honda dealership;

                              (b) in a Metro market with eleven (11) to twenty
                              (20) Honda dealership points (inclusive), no Dealer Owner may own, operate or have an interest in more than two (2) Honda dealerships;

                              (c) in a Metro market with twenty-one (21) or more Honda dealership points, no Dealer Owner may own, operate or have an interest in more than three (3) Honda dealerships;

                              (d) in more than 4% of the Honda dealerships in any one of the ten Honda Zones; and

                              (e) in more than seven (7) Honda dealerships nationally.

                              No one shall acquire contiguous Honda
                              dealerships.

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


                              b.  ACURA

                              No one shall be allowed to acquire an ownership interest, directly or through an Affiliate, in a multiple number of Acura dealerships as provided below:

                              (a) in a "Metro" market (a "Metro" market is a metropolitan market area represented by two or more Acura dealer points), no Dealer Owner may own, operate or have an interest in more than one
                              (1) Acura dealership;

                              (b) in more than two (2) Acura dealerships in any one of the six Acura Zones; and

                              (c) in more than three (3) Acura dealerships nationally.

                              No one shall acquire contiguous Acura
                              dealerships.

                              "Affiliate" of, a or person or entity
                              "affiliated" with, a specified person or entity, means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity specified. For the purpose of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of securities by contract or otherwise.

                 7. The dealership would continue to have the same reporting requirements as all other Honda and Acura dealerships, including dealership-specific financial information on the same basis that the dealership has provided such information in the past. In the case of corporations that, with American Honda's approval, own multiple Honda and Acura dealerships, each such dealership must be separately incorporated and financial information must be broken down by individual dealership and must meet capitalization requirements, etc., by individual dealership. The corporate bylaws of the individual corporation that actually owns a Honda or Acura dealership must restrict it from engaging in any activity other than the ownership and maintenance of a Honda or Acura dealership.

                 8. The dealership must agree to provide American Honda with all information and documents, including but not limited to SEC filings, that evidence a substantial change of ownership or control of such dealership or any entity with a controlling interest in such dealership. Individuals or entities that acquire, own or control more than 5% of any entity that owns or controls a Honda or Acura dealership must provide American

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


         Honda with copies of all filings made to the SEC, all comparable filings made to state agencies, and, at least once annually, the most recent calendar year's fully audited financial statements. Nothing in this subsection 8 should be construed to limit the requirement that any proposed change in the ownership or control of privately-held shares of a dealership or an entity that owns a dealership must be reported to American Honda and is subject to American Honda's prior written approval.

                 9. For allocation and other purposes, transfer of Honda or Acura Automobiles from one dealership to another dealership owned and/or controlled by the same entity will be treated the same as a transfer between separately-owned dealerships.

                 10. The dealership should be committed to providing separate, freestanding Dealership Operations that exclusively offer a full range of Honda Products and services or Acura Products and services and do not offer competing products or services from its Dealership Premises.

                 11. The controlling individual or entity must be liable for the operation of the dealership, and must agree to indemnify American Honda for any claims made by shareholders of publicly-held shares against American Honda to the full extent permitted by law. American Honda must have the right (but not the obligation) to review all documentation and other representations to the public about any offering of stock in the dealership or the entity owning the dealership. Whether or not American Honda reviews them, such documentation and representations must include an affirmative statement that American Honda is completely independent of the entity offering the stock and that, although American Honda's acts or omissions may have an impact on the value of the stock, American Honda bears no responsibility for such impact and has no liability to any investor under any legal or equitable theory.

                 12. The entity that owns or controls the dealership may not commingle its trademarks with dealer trademarks other than those used exclusively in connection with the dealership. For example, a dealer could use its own "dealership" trademark in conjunction with the Honda or Acura Trademarks as in "John Smith HONDA" but it could not use a trademark in conjunction with the Honda or Acura Trademarks that it also uses in conjunction with non-Honda or non-Acura goods or services. The entity must agree to maintain the Honda or Acura brand image, as that image is developed by American Honda.

                 13. The entity that owns the dealership must agree to have all dealership sales and service personnel certified by American Honda pursuant to its usual certification programs; to use and sell genuine Honda and Acura parts and accessories; and to participate in good faith in applicable Honda or Acura sales, marketing, service, parts, facility image and upgrade, training, customer satisfaction, and diversity programs.

AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"



                 14. The Dealer Agreement will also provide that breaches of the Dealer Agreement or failure to adhere to American Honda requirements by any individual dealership owned by an entity shall be treated as breaches of the Dealer Agreement between American Honda and such entity and shall constitute reasonable grounds for rejection by American Honda of acquisition by the entity of additional Honda or Acura dealerships.

                 15. American Honda will not approve any transfer of a dealership that is not in full compliance with the Dealer Agreement between American Honda and such dealership prior to such transfer.

                 16. The Dealer Agreement with the entity that owns the dealership will include provisions that incorporate the provisions of this Policy and, without limiting the foregoing, permit American Honda to terminate the Dealer Agreement for breaches of the above-listed requirement and to reacquire the dealership as set forth in subsection III.C.3 above.


Inquiries about the Policy should be made to Honda Dealer Placement and/or Acura Dealer Development, as applicable.

Inquiries about the transfer of a dealership should be made to Zone Sales
Office.

                                   SCHEDULE F

                        GROUP 1 RESTRICTED STOCKHOLDERS

Stockholder                                        Stock Owned (Shares)(1)(2)        Stock Owned (%)(1)
-----------                                        --------------------              ---------------
John H. Duncan                                                196,368                         1.34
Gulf Coast Family Limited Partnership                         250,248                         1.71
B. B. Hollingsworth, Jr.                                      546,368                         3.72
Robert E. Howard II                                         2,910,374                        19.83
Ronald Kutz                                                   162,027                         1.10
Kuo Kang Liu                                                  305,790                         2.08
Daniel C. Y. Liu                                              278,955                         1.90
Sterling B. McCall, Jr.                                       436,638                         2.97
Ralph S. O'Connor                                             202,719                         1.38
Thomas Park                                                    40,725                         0.28
Randall Ross                                                  162,027                         1.10
SBM-T Family Limited Partnership                              106,041                         0.72
SMC Investment, Inc.                                          637,475                         4.34
Charles M. Smith                                              679,181                         4.63
Michael G. Smith                                              232,021                         1.58
W. C. Smith                                                   247,909                         1.69
Kevin H. Whalen                                               774,040                         5.27

         The Ownership Entity agrees that, unless such documentation has been provided to AHM previously, the following persons will provide to AHM within thirty days of the date of this Agreement the same type of documentation provided by the persons in the above list:

Steve Albright                                                45,455                          0.33
Randall K. Calvert                                            15,727                          0.11
Leigh Ann Hollingsworth Trust                                 50,000                          0.36
Leslie Kay Hollingsworth Trust                                50,000                          0.36
William D. Lawrence                                           16,290                          0.12
Robert G. Masterson                                          120,455                          0.86
Jeffrey I. Maynard                                            55,845                          0.40
Marianne O. McCall                                            30,629                          0.22
David L. Moritz                                               55,008                          0.39
Brett Mosely                                                  22,727                          0.16
Jeff Powell                                                   93,636                          0.67
Brian Smith                                                   22,727                          0.16
Scott Smith                                                    6,818                          0.05
Janet M. Sopronyi                                             16,290                          0.12
Harold J. Steinke                                            129,091                          0.92
Robert L. Struzynski                                          67,116                          0.48
Kenneth R. Wilkins                                           122,727                          0.88
Gary Williams                                                 22,727                          0.16

----------------------------

         (1) Indicates Stock ownership following consummation of Group 1's initial public offering (the "IPO"), and assumes (i) a per share IPO price of $11.00; (ii) the sale of 371,864 shares of Stock by
             W. C. Smith in the IPO; and (iii) the Underwriters' full exercise of their overallotment option.

         (2) These shares of Stock will be Restricted Stock subject to the restrictions set forth in Section 1.5 of the Agreement.

                                   SCHEDULE G

                      ADDITIONAL RESTRICTIONS ON TRANSFER
                     OF INTERESTS IN DEALERSHIP PRINCIPALS


Gulf Coast Family Limited Partnership
SBM-T Family Limited Partnership
SMC Investment, Inc.

         The Dealership Parties hereby represent that the only Dealership Principals that are entities (i.e., not individual persons) are the entities listed above (the "Entity Principals"). Each of the Dealership Parties hereby agree that the holders of any ownership interest in any Entity Principal (an "Entity Interest") shall not, at any time without the prior written approval of AHM sell, transfer, or in any manner encumber any Entity Interest or enter into any agreement providing for the voting or control of any Entity Interest as directed by any person or entity, or in a specified manner or pursuant to a specified procedure or grant any voting proxy or otherwise enter into any arrangement the purpose or effect of which is to vest in any other person or entity the voting rights of any Entity Interest. AHM will not approve any transfers of any Entity Interest that it reasonably deems detrimental to AHM's interests as provided in Section 1.8 of the Agreement, and any approved transfer may only be made on the condition that the transferee agrees in writing to be bound by the terms of this Agreement to the extent as if it had executed this Agreement as an owner of the Entity Interest on the effective date hereof. Each certificate representing any Entity Interest, if any, or any securities issues in respect of such Entity Interest shall be stamped or otherwise imprinted with a legend substantially in the following form:

                 The shares represented by this Certificate are subject to restrictions on transfer set forth in an Agreement between American Honda Motor Co., Inc. and the Corporation [or other form of entity] effective as of October ____, 1997, as amended, a copy of which will be furnished by the Corporation without charge upon written request.

         Without limiting the generality of the foregoing restrictions, the Dealership Parties specifically agree that transfers of Entity Interests are subject to AHM's prior written approval even if transfer is permitted pursuant to the Entity Principal's Articles of Organization or by an act of owners of the Entity Principal or by any other means. In the event that any Entity Interest is transferred without the prior written approval of AHM including, but not limited to, transfer by operation of law (e.g. upon the death of an owner of an Entity Interest to an heir), such Entity Principal shall inform AHM of such transfer and either (a) request approval of such transfer, (b) reacquire the Entity Interest, or (c) arrange for the retransfer of the Entity Interest to a previously approved owner of an Entity Interest. In the event that the Entity Principal selects (a) above and AHM refuses to approve the transfer, then the Entity Principal must make its best efforts to effectuate
(b) or (c). If AHM refuses to approve the transfer and the Entity Principal cannot effectuate (b) or (c), then AHM may invoke the purchase procedures set forth in Sectio 9.3, as though Group 1 had breached this Agreement.

                                   SCHEDULE H

Robert E. Howard II
Sterling B. McCall, Jr.
Kevin H. Whalen

                                   SCHEDULE I

Charles M. Smith
10455 Southwest Freeway
Houston, Texas 77074

                                   SCHEDULE J

None

                                   SCHEDULE K



                           INDEMNIFICATION AGREEMENT

         This INDEMNIFICATION AGREEMENT, effective as of October 21, 1997, is entered into between Group 1 Automotive, Inc., a Delaware corporation, with its principal place of business at 950 Echo Lane, Suite 350, Houston, Texas 77024, on the one hand (the "Ownership Entity"), and American Honda Motor Co., Inc. ("AHM), a California corporation, with its principal place of business at 1919 Torrance Boulevard, Torrance, California 90501, on the other hand.

                                   WITNESSETH

         WHEREAS, Ownership Entity has been formed to own subsidiary corporations which will own and operate automobile dealerships, and

         WHEREAS, Ownership Entity intends to publicly offer and sell a portion of the shares of Stock (as defined in the Agreement between American Honda Motor Co., Inc. and the Dealership Parties (the "Agreement") in a public offering pursuant to the Securities Act of 1993 (the "Act"); and

         WHEREAS, AHM has consented to the offer and sale of such Stock to the public on the terms set forth in the Agreement between the parties on or bout date herewith; and

         WHEREAS, in recognition of AHM's demand for complete protection against liability and threats of legal action and in order to obtain AHM's consent to the offer and sale of such shares, the Ownership Entity wishes to provide in this Indemnification Agreement for the indemnification of and the advancing of expenses to AHM as set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


         18.      INDEMNITY OF RELEASEES

         The Ownership Entity hereby agrees to indemnify and hold harmless AHM and its parent, subsidiaries and Affiliates (the "Releasees") from and against any and all losses, liabilities, judgments, amounts paid in settlement, claims, damages and expenses whatsoever (collectively a "Claim"), including, but not limited to, any and all expenses whatsoever (including reasonable attorneys' fees) incurred in investigating, preparing or defending against any litigation, commenced or threatened, to which Releases may become subject under the Securities Act of 1933 (the "Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the securities laws of any state (the "Blue Sky Laws"), or any other federal, state, local or foreign law (including common law) providing for liability in connection with or resulting from the offer for sale, sale and/or issuance of securities or other equity interests, relating to the offer for sale, sale and/or issuance of equity interests in the Ownership Entity, its subsidiaries, or entities that directly or indirectly hold an interest in the Ownership Entity, whether such interests are in the form of the Stock or other membership interests, units, shares or any other form. In addition, the Ownership Entity hereby agrees to indemnify and hold harmless Releasees from any and all claims of the shareholders of the Ownership Entity with respect to any matter. If it is ultimately determined, based upon a final decision of a court, arbitrator or other authorized panel, that any Releasee participated in such offer for sale, sale and/or issuance and in connection therewith acted with willful misconduct, then the indemnification of such Releasee set forth herein shall be reduced proportionately to reflect the extent of such Releasee's willful misconduct, and such Releasee shall reimburse the Ownership Entity for any expenses advanced by the Ownership Entity for the benefit of such Releasee pursuant to Section 3 of this Indemnification Agreement to the extent that such expenses were in excess of the Ownership Entity's proportionate liability.

         If the indemnification provided for in this Section 1 from the Ownership Entity is unavailable to Releasees hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein as a result of a judicial determination that such indemnification may not be enforced in such case notwithstanding this Indemnification Agreement, the Ownership Entity, in lieu of indemnifying Releasees, shall contribute to the amount paid or payable by Releasee as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Ownership Entity and Releasees in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such Ownership Entity and Releasees shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Ownership Entity or Releasees, and the Ownership Entity's relative intent, knowledge, access to information and opportunity to correct or prevent such action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


         19.     NOTIFICATION AND DEFENSE OF CLAIM

                 (a) If any litigation is commenced against Releasees in respect of which indemnity may be sought pursuant to this Indemnification Agreement, AHM shall promptly notify the Ownership Entity in writing of the commencement of any such litigation, and the Ownership Entity shall then assume the defense of any such litigation, including the employment and fees of counsel (reasonably satisfactory to AHM) and the payment of all such expenses.

                 (b) Releasees shall have the right to employ their own counsel in any such case to oversee the litigation on behalf of Releasees, to consult with the attorneys engaged by the Ownership Entity as to the proper handling of the litigation and to take such actions in connection with the litigation as are reasonably necessary to protect Releasees' interests. The Ownership Entity shall pay the reasonable fees and expenses of not more than one additional firm of attorneys for Releasees. In the event of a conflict of interest between AHM and the Ownership Entity such that it would be inappropriate for Ownership Entity's counsel to represent Releasees in any litigation, the limitation in the immediately preceding sentence shall not apply and the Ownership Entity shall pay the reasonable fees and expenses of as many firms of attorneys as Releasees reasonably require to defend their interests.

                 (c) The Ownership Entity agrees to notify AHM promptly of the commencement of any litigation against any of the parties to the Agreement in connection with the issue and sale of the Stock. The Ownership Entity and Releasees agree to cooperate with each other in the defense of any such litigation in which any of the Releasees is named as a party.

                 (d) The Ownership Entity shall not be obligated to indemnify or reimburse Releasees under this Indemnification Agreement for any amounts paid in settlement of any litigation effected without the Ownership Entity's prior written consent. The Ownership Entity shall not, in the defense of any such litigation, except with AHM's prior written consent, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Releasees of a release from all liability in respect to such litigation. Neither the Ownership Entity nor AHM shall unreasonably withhold its consent to any proposed settlement.


         20.     PAYMENT OF EXPENSES

         The Ownership Entity agree that they will pay any and all expenses incurred by Releasees in defending any civil or criminal action, suit or proceeding against Releasees covered by this Indemnification Agreement in advance of the time such expenses are due. With respect to legal fees and disbursements of attorneys retained to defend Releasees, the Ownership Entity will pay such attorneys as advance retainer of up to $20,000 and will pay additional fees and expenses of such attorneys in increments of not more than $20,000 periodically in advance of the dates that such fees and expenses are incurred.


         21.     ENFORCEMENT

                 (a) The Ownership Entity expressly confirms and agrees that it has entered into this Indemnification Agreement and assume the obligations imposed by it in order to induce AHM to consent to the offer and sale of the Stock and acknowledge that AHM is relying upon this Indemnification Agreement to grant such consent.

                 (b) In the event AHM is required to bring any action to enforce rights or to collect monies due under this Indemnification Agreement and is successful in such action, the Ownership Entity shall reimburse AHM for all of AHM's reasonable fees and expenses in bringing and pursuing such action.


         22.     MISCELLANEOUS

                 (a) This Indemnification Agreement shall be interpreted and construed in accordance with the laws of the State of California, without giving effect to the conflict of law rules.

                 (b) This Indemnification Agreement shall be binding upon and inure to the benefit of the Ownership Entity and Releasees and their respective legal representatives, successors and assigns.

                 (c) No amendment, modification or termination of this Indemnification Agreement shall be effective unless in writing and signed by all parties hereto.

                 (d) If any provision of this Indemnification Agreement should be held invalid or unenforceable for any reason whatsoever, or conflicts with any applicable law, this Indemnification Agreement will be considered divisible as to such provision(s), and such provision(s) will be deemed amended to comply with such law, or if it (they) cannot be so amended without materially affecting the tenor of this Indemnification Agreement, then it (they) will be deemed deleted from this Indemnification Agreement in such jurisdiction, and in either case, the remainder of this Indemnification Agreement will be valid and binding.

         IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement effective on the date first above written.

                                       GROUP 1 AUTOMOTIVE, INC.


                                       BY:
                                          --------------------------------------
                                                B. B. Hollingsworth, Jr.
                                                Chairman, President and
                                                Chief Executive Officer


                                       AMERICAN HONDA MOTOR CO., INC.
                                       Acura Division


                                       BY:
                                          --------------------------------------
                                                Richard B. Thomas
                                                Executive Vice President
                                                Acura Division


                                       AMERICAN HONDA MOTOR CO., INC.
                                       Honda Division


                                       BY:
                                          --------------------------------------
                                                Richard Colliver
                                                Executive Vice President
                                                Automobile Sales Division

                                   SCHEDULE L



                 VIA CERTIFIED MAIL -- RETURN RECEIPT REQUESTED


TO:              ALL HONDA AUTOMOBILE DEALERS

DATE:            July 24, 1995

SUBJECT:         AHM's Wholesaling Policy


Enclosed is a copy of the Wholesaling Policy (the "Policy"). Beginning November 1, 1995, the Honda Division of American Honda Motor Co., Inc. ("AHM") will enforce the Policy in order to ensure that each Honda dealer complies with AHM's Honda Automobile Dealer Sales and Service Agreement (the "Dealer Agreement"). Although advance notification is hereby provided, AHM's position is that applicable law does not require any advance notice prior to the adoption, implementation and enforcement of the Policy.

While AHM's position is that the Policy is not a modification of your Dealer Agreement and that AHM is not required to file the Policy with State agencies, we have, in an abundance of caution and to the extent such filing may be deemed to be required, also filed a copy of the Policy with any appropriate State agencies. If the Policy is deemed to be a modification to your Dealer Agreement, you may believe you have certain rights, under applicable state law, to contest the Policy. To the extent required, you are hereby notified of the existence of such potential rights.

All questions pertaining to this letter and the Policy should be addressed to AHM's Wholesale Policy Administrator, which position is currently held by Richard Szamborski, Assistant Vice President, Market Operations, Honda Division.

Please acknowledge receipt of this letter and the Policy by signing and dating the attached Dealer Acknowledgment and returning the Dealer Acknowledgment to your Zone Sales Office within ten days of the date of this letter.

Very truly yours,



Richard Colliver
Senior Vice President
Auto Sales

Attachments

TO:              All Honda Automobile Dealers in the United States

DATE:            July 24, 1995

SUBJECT:         AHM's Wholesaling Policy


           __________________________________________________________

         The Honda Division of American Honda Motor Co., Inc. ("AHM") has been made aware that some Authorized Honda Dealers are transferring Honda vehicles to intermediaries which resell or lease the vehicles. AHM believes that such wholesaling is inconsistent with AHM's Automobile Dealer Sales and Service Agreement (the "Dealer Agreement"), which limits Authorized Honda Dealers to retail sales and retail leases from the Authorized Honda Dealers' premises and prohibits the creation of additional dealership locations. AHM also believes that transfers to intermediaries are detrimental to the best interests of AHM since they undermine AHM's Authorized Honda Dealer network, which is a key element of AHM's success in the market, impair the ability of AHM to provide the highest level of customer satisfaction, create situations that tarnish the reputation of Honda and Honda's Authorized Dealers for quality automobiles and service, and lead to lost sales.

         Accordingly, Honda adopts the following policy with respect to transfers of Honda Automobiles by Authorized Honda Dealers to intermediaries.

1.       Definitions.

         1.1 As used herein, "Wholesaling" and "Wholesale Sales" shall mean the sale or lease and delivery of new Honda Automobiles to persons other than
(1) the ultimate end user of such vehicles, or (2) leasing companies that do not operate unauthorized dealerships (as described more fully below), or (3) another Authorized Honda Dealer. (Transfers of Honda Automobiles between and among Authorized Honda Dealers are permitted as long as AHM is timely notified of each transfer and such transfer is consistent with both Authorized Honda Dealers' obligations to provide appropriate market representation and accurate reporting to AHM. For allocation purposes, any such transfer will be attributed to the Authorized Honda Dealer who makes the sale or lease to the ultimate end user.) By way of example, Wholesaling shall include:

                 (a) Transfers to third-party resellers who sell or lease the new Honda Automobiles to end users as new vehicles.

                 (b) Transfers to third-party leasing companies that operate (1) showrooms and/or (2) otherwise engage in sales, lease or service activities typically done by Authorized Honda Dealers. Included in this classification would be, any way of example, third party leasing companies that display new Honda Automobiles on their premises or hold new Honda Automobiles in stock, advertise for sale or lease new Honda Automobiles from their premises, or accessorize new Honda Automobiles for sale or lease to end users.

                 (c) By way of example, Wholesaling does NOT include: (1) Transfers to third parties who are end users and are NOT resellers or lessors of new vehicles; (2) Transfers of used vehicles to any party for any purpose;
(3) Transfers to leasing companies that do NOT operate showrooms or otherwise engage in sales, advertising and/or service activities typically done by Authorized Honda Dealers. The sole function of such leasing companies is to lease cars to end users

All Honda Automobile Dealers in the United States
AHM's Wholesaling Policy
July 24, 1995


who do not wish to lease directly from an Authorized Honda Dealer. Such companies do NOT display new Honda Automobiles on their premises, do NOT hold new Honda Automobiles in stock, do NOT advertise for sale or lease new Honda Automobiles from their premises, and do NOT accessorize new Honda Automobiles. Instead, such leasing companies are approached by an end user seeking to lease a specific, fully-equipped new Honda Automobile, acquire such a new Honda Automobile from an Authorized Honda Dealer, and lease said new Honda Automobile from an Authorized Honda Dealer, and lease said new Honda Automobile to such end user; and/or (4) Transfers of title to financial institutions in cases in which delivery of the Honda Automobile is made by the Authorized Honda Dealer directly to the ultimate end user and the transfer of title to the financial institution is solely for the purpose of financing the sale or lease of the Honda Automobile.

         1.2     As used Herein, "Honda Automobiles" is used as defined in
Section 12.8 of the Dealer Agreement.

         1.3     As used herein, "Policy" refers to this Wholesaling Policy.

2.       Restriction on Wholesaling.

         Effective November 1, 1995, AHM will strictly enforce the Dealer Agreement and require that Authorized Honda Dealers NOT engage in Wholesaling of Honda Automobiles.

3.       Enforcement of Wholesaling Policy.

         3.1     Submission of Reports.

         Pursuant to Section 7.3 of the Dealer Agreement, the Authorized Honda Dealer shall submit to AHM reports on a daily basis, which include the following information:

                 (a) The Vehicle Identification Number of each Honda Automobile transferred, sold or leased by the Authorized Honda Dealer;

                 (b) The name and address of the person (whether an individual or business) who has purchased or leased each such Honda Automobile (by Vehicle Identification Number) in accordance with AHM's reporting requirements in place at the time of the sale or lease;

                 (c) The calendar date of delivery to the transferee, purchaser or lessee of each such Honda Automobile; and

                 (d) Upon reasonable notice to the Authorized Honda Dealer, such additional information as may be required by AHM.

All Honda Automobile Dealers in the United States
AHM's Wholesaling Policy
July 24, 1995


         Refusal by the Authorized Honda Dealer to submit such reports constitutes a breach of the Dealer Agreement. In case of such refusal, in addition to the remedies set forth herein, AHM reserves the right to exercise all remedies permitted by the Dealer Agreement for a material breach thereof.

         3.2     Audit of Authorized Honda Dealers.

         Pursuant to Section 7.4 of the Dealer Agreement, AHM will conduct periodic audits of its Authorized Honda Dealers to verify the accuracy of reports submitted to AHM pursuant to Section 3.1 hereof. Audits will be initiated on either of the following bases:

                 (a) AHM, in its sole discretion, may conduct random audits of an Authorized Honda Dealer, no more frequently than once every month;

                 (b) If AHM receives information from which it reasonably believes that an Authorized Honda Dealer is engaged in Wholesaling, AHM will audit the Authorized Honda Dealer's records to determine whether such information is correct.

         Refusal by an authorized Honda Dealer to permit AHM to conduct the audits described herein constitutes a breach of the Dealer Agreement. In case of such refusal, in addition to the remedies set forth herein, AHM reserves the right to exercise all remedies permitted by the Dealer Agreement for a material breach thereof.

         3.3     Preliminary Finding of a Wholesaling Violation.

         AHM shall issue to the Authorized Honda Dealer a preliminary finding of a violation of this Policy when one or more of the following events occurs:

                 (a) The Authorized Honda Dealer makes either an oral or written refusal to submit the reports described in Section 3.1 hereof;

                 (b) After written request from AHM, the Authorized Honda Dealer neglects to submit the reports described in Section 3.1 hereof;

                 (c) The Authorized Honda Dealer refuses to submit to the audit described in Section 3.2 hereof;

                 (d) Upon audit by AHM pursuant to Section 3.2 hereof, it is determined that reports submitted by the Authorized Honda Dealer to AHM are substantially inaccurate in that the Authorized Honda Dealer has inaccurately identified (by Vehicle Identification Number) the person (whether an individual or business) who has purchased or leased one or more Honda Automobiles from said Authorized Honda Dealer;

All Honda Automobile Dealers in the United States
AHM's Wholesaling Policy
July 24, 1995


                 (e) Upon audit by AHM pursuant to Section 3.2 hereof, AHM has reason to believe that the Authorized Honda Dealer has engaged in Wholesaling; or

                 (f) Upon other reliable evidence (which evidence will be described to the Authorized Honda Dealer), AHM has reason to believe that the Authorized Honda Dealer has engaged in Wholesaling.

         AHM will notify the Authorized Honda Dealer in writing of any preliminary finding of a Wholesaling violation. Such notice will include a brief description of the basis for the preliminary finding.

         3.4     The Authorized Honda Dealer Response to Preliminary Finding:
Final Finding.

         The Authorized Honda Dealer will have fourteen (14) days from notification of any such preliminary finding to contest AHM's finding in writing by submission of sales data and/or other information that disproves said finding. Should the Authorized Honda Dealer fail to contest such finding within fourteen (14) days or should AHM find that the Authorized Honda Dealer's submission does not disprove such finding, then AHM will issue a final finding detailing the Authorized Honda Dealer's violation of this Policy.

4.       AHM's Remedies in the Event of a Violation.

         In the event of a final finding by AHM that the Authorized Honda Dealer has violated the Policy;

         4.1 For purposes of allocating vehicles, AHM will adjust the Authorized Honda Dealer's sales history to exclude retail sales credit earned on transfers found to violate the Policy;

         4.2 AHM will charge-back all incentives paid by AHM related to transfers of Honda Automobiles found to violate the Policy; and

         4.3 AHM will reduce marketing allowances available to the Authorized Honda Dealer pursuant to then-current AHM marketing programs and proportionate to the number of Honda Automobiles which have been found to violate the Policy and/or charge-back all Dealer Marketing Allowance amounts (or similar payments) paid by AHM related to transfer of such Honda Automobiles.

All Honda Automobile Dealers in the United States
AHM's Wholesaling Policy
July 24, 1995


         4.4 Should AHM issue a second final finding of a violation of the Policy, then, in addition to the steps stated above, AHM will:

                 (a) Not consider that Authorized Honda Dealer eligible for additional Honda Automobiles in excess of the standard allocation for one
(1) year thereafter; and

                 (b) Not consider that Authorized Honda Dealer for any additional AHM dealership location(s) for five (5) years thereafter.

         In the event that AHM issues more than two final findings of violations of the Policy against an Authorized Honda Dealer, then the remedies set forth in (a) and (b) of this subparagraph shall be made permanent.

         4.5 Notwithstanding the above, AHM considers any Wholesaling to be inconsistent with the Dealer Agreement and AHM reserves its rights to take appropriate action to prevent such Wholesaling. Moreover, AHM will hold the Authorized Honda Dealer liable for any expenses or losses that AHM may incur as a result of any Wholesaling by that Authorized Honda Dealer, including, without limitation, expenses or losses resulting from (a) AHM's inability to notify customers of product recalls or other service information and product liability claims resulting therefrom and (b) consumer claims including claims in connection with intermediaries installing non-Honda equipment, providing inadequate service, or making misrepresentations.

                             DEALER ACKNOWLEDGMENT


I hereby acknowledge that I have received, read and understand both a copy of Richard Colliver's letter dated July 24, 1995 regarding AHM's Wholesaling Policy and the enclosed copy of AHM's Wholesaling Policy also dated July 24, 1995.



Dealership Name:
                    ------------------------------------------------------------

City and State:
                    ------------------------------------------------------------

Dealer Code:
                    ------------------------------------------------------------

Authorized
Dealer Signature:
                    ------------------------------------------------------------

(Print Name):
                    ------------------------------------------------------------

Title:
                    ------------------------------------------------------------

Date:
                    ------------------------------------------------------------

TO:              All Acura Automobile Dealers in the United States

DATE:            August 2, 1995

SUBJECT:         AHM's Wholesaling Policy


           __________________________________________________________

         The Acura Division of American Honda Motor Co., Inc. ("AHM") has been made aware that some Authorized Acura Dealers are transferring Acura vehicles to intermediaries which resell or lease the vehicles. AHM believes that such wholesaling is inconsistent with AHM's Automobile Dealer Sales and Service Agreement (the "Dealer Agreement"), which limits Authorized Acura Dealers to retail sales and retail leases from the Authorized Acura Dealers' premises and prohibits the creation of additional dealership locations. AHM also believes that transfers to intermediaries are detrimental to the best interests of AHM since they undermine AHM's Authorized Acura Dealer network, which is a key element of AHM's success in the market, impair the ability of AHM to provide the highest level of customer satisfaction, create situations that tarnish the reputation of Acura and Acura's Authorized Dealers for quality automobiles and service, and lead to lost sales.

         Accordingly, AHM adopts the following policy with respect to transfers of Acura Automobiles by Authorized Acura Dealers to intermediaries.

1.       Definitions.

         1.1 As used herein, "Wholesaling" and "Wholesale Sales" shall mean the sale or lease and delivery of new Acura Automobiles to persons other than
(1) the ultimate end user of such vehicles, or (2) leasing companies that do not engage in activities described more fully below in 1.1(b), or (3) another Authorized Acura Dealer. (Transfers of Acura Automobiles between and among Authorized Acura Dealers are permitted as long as AHM is timely notified of each transfer and such transfer is consistent with both Authorized Acura Dealers' obligations to provide appropriate market representation and accurate reporting to AHM. For allocation purposes, any such transfer will be attributed to the Authorized Acura Dealer who makes the sale or lease to the ultimate end user.) By way of example, Wholesaling shall include:

                 (a) Transfers to third-party resellers who sell or lease the new Acura Automobiles to end users as new vehicles.

                 (b) Transfers to third-party leasing companies that operate (1) showrooms and/or (2) otherwise engage in sales, lease or service activities typically done by Authorized Acura Dealers. Included in this classification would be, by way of example, third party leasing companies that display new Acura Automobiles on their premises or hold new Acura Automobiles in stock, advertise for sale or lease new Acura Automobiles from their premises, or accessorize new Acura Automobiles for sale or lease to end users.

All Acura Automobile Dealers in the United States
AHM's Wholesaling Policy
August 2, 1995



                 (c) By way of example, Wholesaling does NOT include: (1) Transfers to third parties who are end users and are NOT resellers or lessors of new vehicles; (2) Transfers of used vehicles to any party for any purpose;
(3) Transfers to leasing companies that do NOT operate showrooms or otherwise engage in sales, advertising and/or service activities typically done by Authorized Acura Dealers. The sole function of such leasing companies is to lease cars to end users who do not wish to lease directly from an Authorized Acura Dealer. Such companies do NOT display new Acura Automobiles on their premises, do NOT hold new Acura Automobiles in stock, do NOT advertise for sale or lease new Acura Automobiles from their premises, and do NOT accessorize new Acura Automobiles. Instead, such leasing companies are approached by an end user seeking to lease a specific, fully-equipped new Acura Automobile, acquire such a new Acura Automobile from an Authorized Acura Dealer, and lease said new Acura Automobile to such end user; and/or (4) Transfers of title to financial institutions in cases in which delivery of the Acura Automobile is made by the Authorized Acura Dealer directly to the ultimate and end user and the transfer of title to the financial institution is solely for the purpose of financing the sale or lease of the Acura Automobile

         1.2     As used herein, "Acura Automobiles" is used as defined in
Section 12.8 of the Dealer Agreement.

         1.3     As used herein, "Policy" refers to this Wholesaling Policy.

2.       Restriction on Wholesaling.

         Effective November 1, 1995, AHM will strictly enforce the Dealer Agreement and require that Authorized Acura Dealers not engage in Wholesaling of Acura Automobiles.

3.       Enforcement of Wholesaling Policy.

         3.1     Submission of Reports.

         Pursuant to Section 7.3 of the Dealer Agreement, the Authorized Acura Dealer shall submit to AHM reports on a daily basis, which include the following information:

                 (a) The Vehicle Identification Number of each Acura Automobile transferred, sold or leased by the Authorized Acura Dealer;

                 (b) The name and address of the person (whether an individual or business) who has purchased or leased each such Acura Automobile (by Vehicle Identification Number) in accordance with AHM's reporting requirements in place at the time of the sale or lease;

                 (c) The calendar date of delivery to the transferee, purchaser or lessee of each such Acura Automobile; and

All Acura Automobile Dealers in the United States
AHM's Wholesaling Policy
August 2, 1995




                 (d) Upon reasonable notice to the Authorized Acura Dealer, such additional information as may be required by AHM.

         Refusal by the Authorized Acura Dealer to submit such reports constitutes a breach of the Dealer Agreement. In case of such refusal, in addition to the remedies set forth herein, AHM reserves the right to exercise all remedies permitted by the Dealer Agreement for a material breach thereof.

         3.2     Audit of Authorized Acura Dealers.

         Pursuant to Section 7.4 of the Dealer Agreement, AHM will conduct periodic audits of its Authorized Acura Dealers to verify the accuracy of reports submitted to AHM pursuant to Section 3.1 hereof. Audits will be initiated on either of the following bases:

                 (a) AHM, in its sole discretion, may conduct random audits of an Authorized Acura Dealer, no more frequently than once every month;

                 (b) If AHM receives information from which it reasonably believes that an Authorized Acura Dealer is engaged in Wholesaling, AHM will audit the Authorized Acura Dealer's records to determine whether such information is correct.

         Refusal by an Authorized Acura Dealer to permit AHM to conduct the audits described herein constitutes a breach of the Dealer Agreement. In case of such refusal, in addition to the remedies set forth herein, AHM reserves the right to exercise all remedies permitted by the Dealer Agreement for a material breach thereof.

         3.3     Preliminary Finding of a Wholesaling Violation.

         AHM shall issue to the Authorized Acura Dealer a preliminary finding of a violation of this Policy when one or more of the following events occurs:

                 (a) The Authorized Acura Dealer makes either an oral or written refusal to submit the reports described in Section 3.1 hereof;

                 (b) After written request from AHM, the Authorized Acura Dealer neglects to submit the reports described in Section 3.1 hereof;

                 (c) The Authorized Acura Dealer refuses to submit to the audit described n Section 3.2 hereof;

                 (d) Upon audit by AHM pursuant to Section 3.2 hereof, it is determined that reports submitted by the Authorized Acura Dealer to AHM are substantially inaccurate in that the Authorized Acura Dealer has inaccurately identified (by Vehicle Identification Number) the person (whether an individual or business) who has purchased or leased one or more Acura Automobiles from said Authorized Acura Dealer;

All Acura Automobile Dealers in the United States
AHM's Wholesaling Policy
August 2, 1995



                 (e) Upon audit by AHM pursuant to Section 3.2 hereof, AHM has reason to believe that the Authorized Acura Dealer has engaged in Wholesaling; or

                 (f) Upon other reliable evidence (which evidence will be described to the Authorized Acura Dealer), AHM has reason to believe that the Authorized Acura Dealer has engaged in Wholesaling.

         AHM will notify the Authorized Acura Dealer in writing of any preliminary finding of a Wholesaling violation. Such notice will include a brief description of the basis for the preliminary finding.

         3.4 The Authorized Acura Dealer Response to Preliminary Finding; Final Finding.

         The Authorized Acura Dealer will have fourteen (14) days from notification of any such preliminary finding to contest AHM's finding in writing by submission of sales data and/or other information that disproves said finding. Should the Authorized Acura Dealer fail to contest such finding within fourteen (14) days or should AHM find that the Authorized Acura Dealer's submission does not disprove such finding, then AHM will issue a final finding detailing the Authorized Acura Dealer's violation of this Policy.

4.       AHM's Remedies in the Event of a Violation.

         In the event of a final finding by AHM that the Authorized Acura Dealer has violated the Policy:

         4.1 For purposes of allocating vehicles, AHM will adjust the Authorized Acura Dealer's sales history to exclude retail sales credit earned on transfers found to violate the Policy;

         4.2 AHM will charge-back all incentives paid by AHM related to transfers of Acura Automobiles found to violate the Policy; and

         4.3 AHM will also reduce or charge-back any assistance for any AHM marketing allowances that are made available or paid by AHM to Acura Division Dealers proportionate to the number of Acura Automobiles which have been found to violate the Policy and/or related to transfer of such Acura Automobiles.

         4.4 Should AHM issue a second final finding of a violation of the Policy, then, in addition to the steps stated above, AHM will:

All Acura Automobile Dealers in the United States
AHM's Wholesaling Policy
August 2, 1995




                 (a) Not consider the Authorized Acura Dealer eligible for additional Acura Automobiles in excess of the standard allocation for one (1) year thereafter; and

                 (b) Not consider that Authorized Acura Dealer for any additional AHM dealership location(s) for five (5) years thereafter.

         In the event that AHM issues more than two final findings of violations of the Policy against an Authorized Acura Dealer, then the remedies set forth in (a) and (b) of this subparagraph shall be made permanent.

         4.5 Notwithstanding the above, AHM considers any Wholesaling to be inconsistent with the Dealer Agreement and AHM reserves its rights to take appropriate action to prevent such Wholesaling. Moreover, AHM will hold the Authorized Acura Dealer liable for any expenses or losses that AHM may incur as a result of any Wholesaling by that Authorized Acura Dealer, including, without limitation, expenses or losses resulting from (a) AHM's inability to notify customers of product recalls or to her service information and product liability claims resulting therefrom and (b) consumer claims including claims in connection with intermediaries installing non-Acura equipment, providing inadequate service, or making misrepresentations.

                             DEALER ACKNOWLEDGEMENT


I hereby acknowledge that I have received, read and understand both a copy of Richard B. Thomas' letter dated August 2, 1995 regarding AHM's Wholesaling Policy and the enclosed copy of AHM's Wholesaling Policy also dated August 2, 1995.



Dealership Name:
                   -------------------------------------------------------------

City and State:
                   -------------------------------------------------------------

Dealer Code:
                   -------------------------------------------------------------

Authorized
Dealer Signature:
                   -------------------------------------------------------------

(Print Name):
                   -------------------------------------------------------------

Title:
                   -------------------------------------------------------------

Date:
                   -------------------------------------------------------------





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
                                   SCHEDULE X


         In addition to the documents referred to in Section 1.4, Dealership Parties agree to provide to AHM for its files on or before October 24, 1997, the following documentation: Bob Howard Acura - Dealer Proposal, Verification Card, Dealership Data Report, Minimum Requirements Form, Proforma Balance Sheet, Acknowledgment Letter from Flooring Institution, Open Parts Account Assumption Letter, DCS Assumption Letter, New Vehicle Delivery Letter, Warranty Labor Rate Request Form, Confidential Mailing List Form; Acura Southwest - Dealer Proposal, Verification Card, Dealership Data Report, Minimum Requirements Form, Proforma Balance Sheet, Acknowledgment Letter from Flooring Institution, Open Parts Account Assumption Letter, DCS Assumption Letter, New Vehicle Delivery Letter, Warranty Labor Rate Request Form, Confidential Mailing List Form; Bob Howard Honda - Dealer Proposal, Verification Card, Dealership Data Report, Minimum Requirements Form, Proforma Balance Sheet, Acknowledgment Letter from Flooring Institution, Open Parts Account Assumption Letter, DCS Assumption Letter, New Vehicle Delivery Letter, Warranty Labor Rate Request Form, Confidential Mailing List Form; Mike Smith Honda - Dealer Proposal, Verification Card, Dealership Data Report, Minimum Requirements Form, Proforma Balance Sheet, Acknowledgment Letter from Flooring Institution, Open Parts Account Assumption Letter, DCS Assumption Letter, New Vehicle Delivery Letter, Warranty Labor Rate Request Form, Confidential Mailing List Form; A. J. Foyt Honda - Dealer Proposal, Verification Card, Dealership Data Report, Minimum Requirements Form, Proforma Balance Sheet, Acknowledgment Letter from Flooring Institution, Open Parts Account Assumption Letter, DCS Assumption Letter, New Vehicle Delivery Letter, Warranty Labor Rate Request Form, Confidential Mailing List Form; statement of ownership for SMC Investments, Inc., Gulf Coast FLP, and SBM-TFLP, and additional information as reasonably requested by AHM.




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